SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.__)

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Atara Biotherapeutics, Inc.

(Name of Registrant as Specified In Its Charter)

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ATARA BIOTHERAPEUTICS, INC.

611 Gateway Blvd., Suite 900

South San Francisco, CA 94080

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 8, 2021

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Atara Biotherapeutics, Inc., a Delaware corporation. The meeting will be held on June 8, 2021 at 9:00 a.m. local time at our office located at 2430 Conejo Spectrum Street, Thousand Oaks, CA 91320 for the following purposes:

1.	To elect our three nominees for director named in the accompanying Proxy Statement to hold office until the 2024 Annual Meeting of Stockholders;
2.	To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Proxy Statement accompanying this notice;
3.	To ratify the selection by the Audit Committee of our Board of Directors of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021; and
4.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.  The record date for the Annual Meeting is April 15, 2021. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

We continue to monitor developments regarding the coronavirus (COVID-19) pandemic. In the interest of the health and well-being of our stockholders, we are planning for the possibility that the Annual Meeting may be held solely by means of remote communication. If we make this change, we will announce the decision to do so in advance and provide details on how to participate at investors.atarabio.com.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on June 8, 2021 at 9:00 a.m. local time at 2430 Conejo Spectrum Street, Thousand Oaks, CA 91320. The Proxy Statement and Atara’s Annual Report on Form 10-K for the fiscal year 2020 are available electronically at www.proxyvote.com.

By Order of the Board of Directors

/s/ Pascal Touchon

Pascal Touchon, D.V.M.

President and Chief Executive Officer

South San Francisco, California

April 22, 2021

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the proxy card mailed to you, or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

ATARA BIOTHERAPEUTICS, INC.

611 Gateway Blvd., Suite 900, South San Francisco, CA 94080

PROXY STATEMENT

FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because our Board of Directors (the “Board”) is soliciting your proxy to vote at the 2021 Annual Meeting of Stockholders (the “Annual Meeting”), including any votes related to adjournments or postponements of the meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice. In this Proxy Statement, “we”, “us”, “our”, “Company” and “Atara” refer to Atara Biotherapeutics, Inc.

We intend to mail the Notice on or about April 23, 2021 to all stockholders of record entitled to vote at the Annual Meeting.

How do I attend the Annual Meeting?

The meeting will be held on June 8, 2021 at 9:00 a.m. local time at our offices at 2430 Conejo Spectrum Street, Thousand Oaks, CA 91320. Information on how to vote in person at the annual meeting is discussed below. We continue to monitor developments regarding the COVID-19 pandemic. In the interest of the health and well-being of our stockholders, we are planning for the possibility that the Annual Meeting may be held solely by means of remote communication. If we make this change, we will announce the decision to do so in advance and provide details on how to participate at investors.atarabio.com.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 15, 2021 will be entitled to vote at the Annual Meeting. On this record date, there were 84,076,737 shares of common stock outstanding and entitled to vote.

Stockholder of Record:  Shares Registered in Your Name

If on April 15, 2021 your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A. (“Computershare”), then you are a stockholder of record for purposes of the Annual Meeting.  As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return a proxy card or vote by proxy, over the telephone or on the internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Organization

If on April 15, 2021 your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct the organization holding your account regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from this organization.

What am I voting on?

There are three matters scheduled for a vote:

•	Election of three directors named in this Proxy Statement to hold office until the 2024 Annual Meeting of Stockholders;
•	Advisory approval of the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement in accordance with SEC rules; and
•	Ratification of selection by the Audit Committee of our Board of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

What if another matter is properly brought before the Annual Meeting?

We currently know of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the proxyholders named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may either vote “For” or “Against” or abstain from voting.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy over the telephone, vote by proxy through the internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time.  Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted.  You may still attend the Annual Meeting and vote in person even if you have already submitted a proxy.

•	To vote in person, attend the Annual Meeting, at which we will give you a ballot upon request.
•

To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions.  You will be asked to provide the Company number and control number from the Notice. Your telephone vote must be received by 11:59 p.m. Eastern time on June 7, 2021 to be counted.

•

To vote through the internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the Company number and control number from the Notice. Your internet vote must be received by 11:59 p.m. Eastern time on June 7, 2021 to be counted.

•

To vote by mail using the proxy card, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided. If you return your signed proxy card before the Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other similar organization, you should receive a Notice containing voting instructions from that organization rather than from Atara. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other similar organization. Follow the instructions from your broker, bank or other similar organization included with the proxy materials, or contact your broker, bank or other similar organization to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of April 15, 2021.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or in person at the Annual Meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank, or other similar organization how to vote your shares, the question of whether your nominee will still be able to vote your shares depends on whether the particular proposal is deemed to be a “routine” matter under the rules of various securities exchanges. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters.  Under the applicable rules, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if supported by management. Accordingly, your nominee may not vote your shares on Proposals 1 and 2 without your instructions, but may vote your shares on Proposal 3, even in the absence of your instruction.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of each of the nominees for director; “For” the advisory approval of named executive officer compensation; and “For” ratification of selection by the Audit Committee of our Board of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021. If any other matter is properly presented at the Annual Meeting, your proxyholder will vote your shares using their best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other similar organizations for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each of the Notices you receive to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	you may submit another properly completed proxy card with a later date;
•	you may grant a subsequent proxy by telephone or through the internet;
•

you may send a timely written notice that you are revoking your proxy to our Secretary at 611 Gateway Blvd., Suite 900, South San Francisco, CA 94080 (such notice will be considered timely if it is received at the indicated address by close of business on the business day immediately preceding the date of the Annual Meeting); or

•	you may attend the Annual Meeting and vote in person.

Simply attending the Annual Meeting will not, by itself, revoke your proxy. Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker, bank or other similar organization as a nominee or agent, you should follow the instructions provided by your broker, bank or other similar organization.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 27, 2021 to our Secretary at 611 Gateway Blvd., Suite 900, South San Francisco, CA 94080, and must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); provided, however, that if our 2022 Annual Meeting of Stockholders is held before May 9, 2022 or after July 8, 2022, then the deadline is a reasonable amount of time prior to the date we print and mail the Notice for the 2022 Annual Meeting of Stockholders. If you wish to submit a proposal (including a director nomination) that is not to be included in next year’s proxy materials, the proposal must be received by our Secretary not later than the close of business on March 10, 2022 nor earlier than the close of business on February 8, 2022; provided, however, that if our 2022 Annual Meeting of Stockholders is held before May 9, 2022 or after July 8, 2022, then the proposal must be received no earlier than the close of business on the 120th day prior to such meeting and not later than the close of business on the later of the 90th day prior to such meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. You are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker, bank or other similar organization holding the shares as nominee as to how to vote on matters deemed to be “non-routine,” the nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

How many votes are needed to approve each proposal?

The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes.

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1	Election of directors	Nominees receiving the most “For” votes	None	None
2	Advisory approval of the compensation of the Company’s named executive officers	“For” votes from the holders of a majority of shares present in person, present by remote communication, if applicable, or represented by proxy and entitled to vote on the matter	Against	None
3	Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021	“For” votes from the holders of a majority of shares present in person, present by remote communication, if applicable, or represented by proxy and entitled to vote on the matter	Against	Not Applicable(1)

(1)

This proposal is considered to be a “routine” matter under applicable rules. Accordingly, if you hold your shares in street name and do not provide voting instructions to your broker, bank or other agent that holds your shares, your broker, bank or other agent has discretionary authority under applicable New York Stock Exchange rules to vote your shares on this proposal.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid Annual Meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the Annual Meeting in person, present by remote communication, if applicable, or represented by proxy. On the record date, there were 84,076,737 shares outstanding and entitled to vote. Thus, the holders of 42,038,369 shares must be present in person, present by remote communication, if applicable, or represented by proxy at the Annual Meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your nominee) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the Annual Meeting in person or represented by proxy may adjourn the Annual Meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board is divided into three classes. Each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

The Board presently has nine members. There are three directors in the class whose term of office expires in 2021. Each of the nominees listed below is currently a member of our Board who has been recommended for reelection by the Nominating and Corporate Governance Committee and nominated for reelection by the Board. If elected at the Annual Meeting, each of these nominees would serve until the 2024 annual meeting and until his or her successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. It is our policy to invite and encourage directors and nominees for director to attend the Annual Meeting. All of our directors attended our 2020 virtual-only Annual Meeting of Stockholders.

Directors are elected by a plurality of the votes of the holders of shares present in person, present by remote communication, if applicable, or represented by proxy and entitled to vote on the election of directors. This means that the three nominees receiving the highest number of affirmative votes, even if less than a majority of the shares outstanding on the record date, will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by the Board. Each person nominated for election has agreed to serve if elected. We have no reason to believe that any nominee will be unable to serve.

The following is a brief biography of each nominee and each director whose term will continue after the Annual Meeting.

Nominees for Election for a Three-year Term Expiring at the 2024 Annual Meeting

Eric L. Dobmeier, 52, has served as a member of the Board since March 2015. Mr. Dobmeier has served as President and Chief Executive Officer, and as a member of the board of directors, of Chinook Therapeutics, Inc., a biotechnology company, since April 2019. From January 2018 to June 2018, Mr. Dobmeier was President and Chief Executive Officer of Silverback Therapeutics, Inc., a biotechnology company. Prior to that, he was at Seattle Genetics, Inc., a biotechnology company, from 2002 to 2017, where he held positions of increasing responsibility, most recently as Chief Operating Officer from June 2011 to December 2017. Prior to joining Seattle Genetics, Mr. Dobmeier was an attorney with the law firms of Venture Law Group and Heller Ehrman LLP, where he represented technology companies in connection with public and private financings, mergers and acquisitions and corporate partnering transactions. Mr. Dobmeier formerly served on the board of directors of Stemline Therapeutics, Inc. from 2012 to 2018, Versartis, Inc. from 2017 to 2018 and Adaptive Biotechnologies Corporation from 2016 to 2021. Mr. Dobmeier received a J.D. from the University of California, Berkeley School of Law and an A.B. in History from Princeton University. We believe that Mr. Dobmeier’s legal, business development and operating experience, years of senior management experience at a public biotechnology company and his service as a director of other biopharmaceutical companies provide him with the qualifications and skills to serve as a director of our Company.

William K. Heiden, 61, has served as a member of the Board since November 2015. Mr. Heiden served as the President and Chief Executive Officer, and as a member of the board of directors, of AMAG Pharmaceuticals, Inc., a pharmaceutical company, from May 2012 until April 2020. Prior to joining AMAG, Mr. Heiden served as President and Chief Executive Officer of GTC Biotherapeutics, Inc. (now part of LFB, S.A.), a biotherapeutics company, from June 2010 to May 2012. From September 2004 until December 2008, Mr. Heiden served as President and Chief Executive Officer of Elixir Pharmaceuticals, Inc., a biopharmaceutical company. Prior to joining Elixir Pharmaceuticals, Mr. Heiden served as President and Chief Operating Officer of Praecis Pharmaceuticals Incorporated (which was acquired by GlaxoSmithKline), from 2002 to 2004. From 1987 to 2002, Mr. Heiden progressed through various positions of increasing responsibility at Schering-Plough Corporation (which was acquired by Merck & Co.), including managing a number of businesses in the United States, Europe and Canada. Mr. Heiden holds an M.B.A. from Cornell University’s Johnson Graduate School of Management, a M.I.M. degree from the University of Louvain and a B.A. degree from the University of Florida. We believe that Mr. Heiden’s extensive experience as a pharmaceutical and biotechnology executive provide him with the qualifications and skills to serve as a director of our Company.

Beth Seidenberg, M.D., 64, has served as a member of the Board since our founding in August 2012. Dr. Seidenberg is the managing director of Westlake Village BioPartners, a venture capital firm that focused on life sciences that she founded in September 2018. Dr. Seidenberg is also a General Partner at Kleiner Perkins Caufield & Byers, a venture capital firm, where she has primarily focused on life sciences investing since May 2005. Dr. Seidenberg was previously the Senior Vice President,

Head of Global Development and Chief Medical Officer at Amgen, Inc., a biotechnology company. In addition, Dr. Seidenberg was a senior executive in research and development at Bristol Myers Squibb Company, a biopharmaceutical company, and Merck. Dr. Seidenberg received a B.S. from Barnard College and an M.D. from the University of Miami School of Medicine and completed her post-graduate training at The Johns Hopkins University, George Washington University and the National Institutes of Health. Dr. Seidenberg has served on the board of directors of Progyny, Inc., since 2010. Dr. Seidenberg formerly served on the board of directors of TESARO from 2011 to 2018, ARMO BioScience from 2012 to 2018, and Epizyme, Inc. from 2008 to 2019. We believe that Dr. Seidenberg’s extensive experience in the life sciences industry as a senior executive and venture capitalist, as well as her training as a physician, provide her with the qualifications and skills to serve as a director of our Company.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Directors Continuing in Office Until the 2022 Annual Meeting

Roy Baynes, M.D., Ph.D., 66, has served as a member of the Board since September 2018. Dr. Baynes has served as Senior Vice President and Head of Global Clinical Development at Merck Research Laboratories, the research division of Merck and Co., Inc., since December 2013 and as Chief Medical Officer of Merck and Co, a global healthcare company, since July 2016. Prior to his roles at Merck, Dr. Baynes served as Senior Vice President of Oncology, Inflammation and Respiratory Therapeutics at Gilead Sciences, Inc., a biopharmaceutical company, from January 2012 to December 2013. Prior to Gilead, Dr. Baynes held positions of increasing responsibility at Amgen Inc., a biotechnology company, from August 2002 to January 2012, most recently as Vice President of Global Clinical Development and Therapeutic Area Head for Hematology/Oncology. Before joining Amgen, Dr. Baynes was the Charles Martin Professor of Cancer Research at the Barbara Ann Karmanos Cancer Institute, a National Cancer Institute-designated Comprehensive Cancer Center, at Wayne State University. Dr. Baynes serves on the board of directors of Natera, Inc. and Travere Therapeutics, Inc. Dr. Baynes has authored more than 150 publications and is a member or fellow of several international medical societies. Dr. Baynes received his medical degree and doctorate in philosophy from the University of the Witwatersrand in South Africa and completed his medical training in the Department of Hematology and Oncology at Johannesburg Hospital. We believe that Dr. Baynes is qualified to serve on our Board due to his extensive executive experience in the life sciences industry, his leadership and management experience, and his service as a director of other biopharmaceutical companies.

Matthew K. Fust, 56, has served as a member of the Board since March 2014.  Mr. Fust is a board member and advisor to life sciences companies. Mr. Fust has served on the board of directors of Crinetics Pharmaceuticals, Inc. since February 2018, and Ultragenyx Pharmaceutical, Inc. since January 2014. Mr. Fust formerly served of the board of directors of Sunesis Pharmaceuticals, Inc. from 2005 to 2017, MacroGenics, Inc. from March 2014 through May 2020, and Dermira, Inc. from April 2014 through February 2020. Mr. Fust was previously Executive Vice President and Chief Financial Officer of Onyx Pharmaceuticals, Inc., a biopharmaceutical company, from January 2009 through its acquisition by Amgen in October 2013. Mr. Fust continued as an employee of Amgen until January 2014. From May 2003 to December 2008, Mr. Fust served as Chief Financial Officer at Jazz Pharmaceuticals, Inc., a specialty pharmaceutical company. From 2002 to 2003, Mr. Fust served as Chief Financial Officer at Perlegen Sciences, a biopharmaceutical company. Previously, he was Senior Vice President and Chief Financial Officer at ALZA Corporation, a pharmaceutical company, where he was an executive from 1996 until 2002. From 1991 until 1996, Mr. Fust was a manager in the healthcare strategy practice at Andersen Consulting. Mr. Fust received a B.A. from the University of Minnesota and an M.B.A. from the Stanford Graduate School of Business. We believe that Mr. Fust is qualified to serve on our Board due to his extensive experience as a chief financial officer in the life sciences industry, his leadership and management experience, and his service as a director of other biopharmaceutical companies.

Ronald C. Renaud, Jr., 52, has served as a member of the Board since April 2020.  Mr. Renaud serves as chief executive officer of Translate Bio, Inc., where he also serves as a member of the board of directors, positions he has held since November 2014. Formerly, Mr. Renaud served as president and chief executive officer of Idenix Pharmaceuticals, Inc., a biopharmaceutical company, from 2010 until Idenix was acquired by Merck & Co., Inc. in August 2014. He was previously chief financial officer and chief business officer of Idenix from 2007 until his appointment as chief executive officer. Prior to joining Idenix, he served as senior vice president and chief financial officer of Keryx Biopharmaceuticals, Inc. Mr. Renaud served as a member of the boards of directors of Akebia Therapeutics, Inc. from September 2014 to December 2018, PTC Therapeutics from June 2014 to June 2017 and Chimerix, Inc. from December 2014 to June 2020. Since March 2018, he has served on the board of directors of Ikena Oncology, Inc., and currently serves as Chairman. Mr. Renaud received a B.A. from St. Anselm College and an M.B.A. from the Marshall School of Business at the University of Southern California. We believe that Mr. Renaud is qualified to serve on our Board because of his service on the boards of other private and public life sciences companies, his leadership and management experience and his extensive knowledge of our industry.

Directors Continuing in Office Until the 2023 Annual Meeting

Pascal Touchon, D.V.M., 58, has served as our President and Chief Executive Officer and a member of the Board since June 2019. Prior to joining the Company, Dr. Touchon has served in roles of increasing responsibility at Novartis Oncology, a business unit of Novartis International AG, a global pharmaceutical company, since August 2015, most recently as Global Head Cell & Gene Therapies Oncology and a member of the Oncology Executive Committee. Previously, Dr. Touchon was Global Head Strategy, Business Development & Licensing, Oncology and a member of the Oncology Executive Committee. Prior to joining Novartis, Dr. Touchon spent nearly 30 years in the pharmaceutical industry in various companies, countries and leadership roles, including with Servier SAS, a privately owned French pharmaceutical company, as Senior Executive Vice President, member of the company Executive Committee and Head of Business Development and Licensing. Dr. Touchon holds a Doctorate in Veterinary Medicine from Paul Sabatier University (Toulouse, France), a Diplôme d’Etudes Supérieures Spécialisées (DESS) in Management from Institut d’Administration des Entreprises (Toulouse, France) and an MBA from INSEAD (Fontainebleau, France). We believe that Dr. Touchon is qualified to serve on our Board due to his role as our President and Chief Executive Officer, his extensive experience in the pharmaceuticals industry and his leadership and management experience.

Carol Gallagher, Pharm.D., 56, has served as a member of the Board since January 2013. Since October 2014, Dr. Gallagher served as a partner with New Enterprise Associates, a venture capital firm, and she now serves as a venture partner, a part-time role. Prior to joining New Enterprise Associates, Dr. Gallagher served as a venture partner with Frazier Healthcare, a venture capital firm, from October 2013 to September 2014. Dr. Gallagher served as the President and Chief Executive Officer of Calistoga Pharmaceuticals, a biopharmaceutical company, from 2008 to 2011, when the company was acquired by Gilead Sciences. From 2007 to 2008, Dr. Gallagher was the President and Chief Executive Officer of Metastatix, Inc., a biopharmaceutical company. Prior to that time starting in 1989, she served in various roles at pharmaceutical companies Eli Lilly, Amgen, Agouron Pharmaceuticals, Pfizer, Biogen Idec Pharmaceuticals, CancerVax and Anadys Pharmaceuticals. In addition to our Board, Dr. Gallagher serves as a director at the following public companies: Millendo Therapeutics, Inc., a biotechnology company, where she has served as a member of the board of directors since 2012; Turning Point Therapeutics, Inc., a biotechnology company, where she has served since August 2019, and Frazier Life Sciences Acquisition Corp, a special purpose acquisition company, since October 2020. She previously served on the boards of directors at Anaptys Bio Inc. from 2011 until 2018 and Metacrine, Inc. from 2018 until April 2021. Dr. Gallagher attended Vanderbilt University and received B.S. and Doctor of Pharmacy degrees from the University of Kentucky. We believe that Dr. Gallagher is qualified to serve on our Board due to her extensive experience in the pharmaceuticals industry, her leadership and management experience, and her service as a director of other biopharmaceutical companies.

Maria Grazia Roncarolo, M.D., 66, has served as a member of the Board since May 2020.  Dr. Roncarolo serves as the Professor of Pediatrics and Medicine at Stanford University, and Codirector of the Stanford Institute for Stem Cell Biology and Regenerative Medicine, positions she has held since June 2014. From 2007 to 2014 Dr. Roncarolo served as Professor of Pediatrics at the School of Medicine and Surgery, San Raffaele Vita-Salute University, in Milan. From 2008 to 2013, Dr. Roncarolo served as the Scientific Director of the San Raffaele Scientific Institute in Milan. From 2000 to 2007, she served as the Director of the San Raffaele Telethon Institute for Gene Therapy in Milan. Prior to joining San Raffaele, she was a scientific staff member of the DNAX Research Institute of Molecular and Cellular Biology. In 2005, Dr. Roncarolo was elected member of the Academia Europea of Sciences. In 2000, she was awarded the honor of Ufficiale dell’Ordine “Al Merito della Repubblica Italiana” for scientific merits. Leading up to that, Dr. Roncarolo actively collaborated in the development of research programs for industry and biotechnology companies, including service as Co-Chair of the Scientific Advisory Board of Glaxo Smith Kline for cell and gene therapy from 2016 to 2018, as Consultant for Novartis Pharmaceutical in the areas of immunology, transplantation and gene transfer from 1997 to 2002, as a founding member of the scientific advisory board for Kinetix Pharmaceutical from 1997 to 2000. Dr. Roncarolo has served on the board of directors of Cosmo Pharmaceuticals NV since April 2012. Dr. Roncarolo received her medical degree from the University of Torino. We believe that Dr. Roncarolo is qualified to serve on our Board due to her deep industry knowledge and experience leading research efforts in the field.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independence of the Board of Directors

Generally, under the listing requirements and rules of The Nasdaq Stock Market (“Nasdaq”), independent directors must comprise a majority of a listed company’s board of directors. The Board has undertaken a review of its composition, the composition of its committees and the independence of each director. The Board has determined that, other than Dr. Touchon, by virtue of his position as President and Chief Executive Officer, none of our directors has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each is “independent” as that term is defined under the listing requirements and rules of Nasdaq. Accordingly, a majority of the members of the Board is independent, as required under applicable Nasdaq rules. In making this determination, the Board considered the current and prior relationships that each non-employee director has with the Company and all other facts and circumstances the Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Board Leadership Structure

Mr. Renaud, an independent director, currently serves as the chair of the Board.  As chair of the Board, Mr. Renaud establishes the agenda for regular Board meetings, presides over Board meetings, presides over periodic meetings of the Board’s independent directors, serves as a liaison between our Chief Executive Officer and the independent directors and performs such additional duties as the Board may otherwise determine and delegate.  Accordingly, the chair of the Board has substantial ability to shape the work of the Board. We believe that separation of the positions of the chair of the Board and Chief Executive Officer reinforces the independence of the Board in its oversight of the business and affairs of the Company. In addition, we believe that having an independent chair of the Board creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and its stockholders. As a result, we believe having an independent chair of the Board can enhance the effectiveness of the Board as a whole.

Role of the Board in Risk Oversight

One of the Board’s key functions is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, the Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. The Audit Committee has the responsibility to consider and discuss our major financial and cybersecurity risk exposures and the steps management has taken to monitor and control these exposures, including guidelines and policies designed to mitigate risks identified. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. The Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. The Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. The Audit Committee meets with management at least annually to review corporate risk management and plans to mitigate risks, including insurance coverage. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible. The Board has delegated to the chair of the Board the responsibility of coordinating between the Board and management with regard to the determination and implementation of responses to any problematic risk management issues.

Meetings of the Board of Directors

The Board met seven times during 2020. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which they served held during the portion of the last fiscal year for which they were a director or committee member. In addition, in 2020, our non-employee directors met four times in regularly scheduled executive sessions at which only non-employee directors were present. Mr. Renaud served as chair for Board meetings and presided over the executive sessions while he was a member of the Board.  Prior to Mr. Renaud joining the Board, Dr. Gallagher served as our lead independent director and presided over the executive sessions.

Information Regarding Committees of the Board of Directors

The Board has four standing committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, and a Research and Development Committee. The following table provides membership and meeting information for each of the Board committees in 2020:

Name	Audit	Compensation	Nominating and Corporate Governance	Research and Development
Pascal Touchon, D.V.M.				X*
Roy Baynes, M.D., Ph.D.		X		X
Eric L. Dobmeier	X	X*
Matthew K. Fust	X*		X
Carol Gallagher, Pharm.D.		X	X
William K. Heiden	X
Beth Seidenberg, M.D.			X*	X
Ronald C. Renaud Jr. (1)
Maria Grazia Roncarolo, M.D. (2)				X
Total meetings in 2020	5	5	1	2

*	Committee Chair.
(1)	In April 2020, Mr. Renaud joined the Board as chair of the Board.
(2)	In May 2020, Dr. Roncarolo joined the Board.

Audit Committee

The Board has determined that each member of the Audit Committee is independent under Nasdaq listing standards and Rule 10A-3(b)(1) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has also determined that Mr. Fust is an “audit committee financial expert” within the meaning of SEC regulations. Each member of the Audit Committee has the requisite financial expertise required under the applicable requirements of Nasdaq. In arriving at this determination, the Board examined each Audit Committee member’s scope of experience and the nature of their employment in the corporate finance sector. The primary functions of this committee include:

•	reviewing and pre-approving the engagement of our independent registered public accounting firm to perform audit services and any permissible non-audit services;
•	evaluating the performance of our independent registered public accounting firm and deciding whether to retain its services;
•	monitoring the rotation of partners on the engagement team of our independent registered public accounting firm;
•

reviewing our annual and quarterly financial statements and reports and discussing the statements and reports with our independent registered public accounting firm and management, including a review of disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•	considering and approving or disapproving of all related party transactions;
•

reviewing, with our independent registered public accounting firm and management, significant issues that may arise regarding accounting principles and financial statement presentation, as well as matters concerning the scope, adequacy and effectiveness of our financial controls;

•	assessing our financial risks and management of those risks;

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters; and
•	reviewing and evaluating, at least annually, the performance of the Audit Committee and the adequacy of its charter.

The Audit Committee has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has adopted a written Audit Committee charter that is available to stockholders on our website at http://investors.atarabio.com/corporate-governance.

Report of the Audit Committee of the Board of Directors1

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2020 with our management. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

Matthew K. Fust

Eric L. Dobmeier

William Heiden

Compensation Committee

The Board has determined that each member of the Compensation Committee is independent under Nasdaq listing standards and Rule 10c-1 promulgated under the Exchange Act, and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.  The primary functions of this committee include:

•

determining the compensation and other terms of employment of our Chief Executive Officer and other executive officers and reviewing and approving corporate performance goals and objectives relevant to such compensation;

•	determining the compensation of our non-employee directors;
•

evaluating, adopting and administering the equity incentive plans, compensation plans and similar programs advisable for Atara, as well as reviewing and recommending to the Board the adoption, modification or termination of our plans and programs;

•	establishing policies with respect to equity compensation arrangements;
•

reviewing with management any required disclosures under the caption “Compensation Discussion and Analysis” and recommending to the Board its inclusion in our periodic reports to be filed with the SEC;

•	periodically review with the Chief Executive Officer the plans for succession for the Company’s executive officers; and
•	reviewing and evaluating, at least annually, the performance of the Compensation Committee and the adequacy of its charter.

[1]

The material in this report is not “soliciting material,” is being furnished and shall not be deemed “filed” with the Commission and is not to be incorporated by reference in any filing of Atara under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The Compensation Committee has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has adopted a written Compensation Committee charter that is available to stockholders on our website at http://investors.atarabio.com/corporate-governance.

Compensation Committee Processes and Procedures

The Compensation Committee met five times during 2020. The agenda for each meeting is usually developed by our Chief Executive Officer, Chief People Officer and General Counsel in consultation with the Chair of the Compensation Committee and our outside compensation consultants, if applicable. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer does not and will not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation. The charter of the Compensation Committee grants the Compensation Committee full access to all of our books, records, facilities and personnel. In addition, under the charter, the Compensation Committee has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Compensation Committee has the authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other advisor to the Compensation Committee (other than in-house legal counsel and certain other types of advisors), only after assessing their independence in accordance with, and to the extent required by, applicable law and the listing requirements of Nasdaq; however, there is no requirement that any advisor be independent.

During 2020, the Compensation Committee engaged the Radford advisory team of the Rewards Solution practice at Aon (“Radford”) as independent compensation consultant. After considering all of the factors required by applicable Nasdaq rules, the Compensation Committee was satisfied with Radford’s independence and requested that Radford evaluate and help us refine our employee and non-employee director compensation strategies and practices. As part of its engagement, Radford was requested by the Compensation Committee to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group. With respect to the compensation of the Chief Executive Officer, Radford developed recommendations that were presented to the Compensation Committee for its consideration. Following an active dialogue with Radford, the Compensation Committee considered the recommendations in addition to corporate performance and approved the recommendations subject to certain modifications deemed appropriate by the Compensation Committee. With respect to the executive officers, the Chief Executive Officer in consultation with Radford developed recommendations that were presented to the Compensation Committee for its consideration. Following an active dialogue with the Chief Executive Officer and with Radford, the Compensation Committee considered the recommendations in addition to corporate and individual performance and approved the recommendations subject to certain modifications deemed appropriate by the Compensation Committee.

Historically, the Compensation Committee has made most of the significant adjustments to annual compensation and determined bonus and equity awards at one or more meetings held during the first quarter of the year. The Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of our compensation strategy, potential modifications to that strategy, risks created by that strategy and new trends, retention concerns and plans or approaches to compensation, at various meetings throughout the year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee with feedback from the Board as well as the executives, which determines any adjustments to Chief Executive Officer’s compensation as well as awards to be granted. For all executives and directors as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials that it deems relevant. These materials may include financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current compensation levels across our Company and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive and director compensation paid at the comparative group of companies (with such group of companies developed by Radford and agreed upon by the Compensation Committee).

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is currently or has been at any time one of our officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Board or the Compensation Committee.

Report of the Compensation Committee of the Board of Directors2

The Compensation Committee, consisting solely of independent directors, has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) contained in this Proxy Statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the CD&A be included in this Proxy Statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

Eric L. Dobmeier

Roy Baynes

Carol S. Gallagher

Nominating and Corporate Governance Committee

The Board has determined that each member of the Nominating and Corporate Governance Committee is independent under the Nasdaq listing standards. The primary functions of this committee include:

•	periodically reviewing and evaluating director performance on the Board and its committees, and recommending to the Board and management areas for improvement;
•	interviewing, evaluating, nominating and recommending individuals for membership on the Board and its committees;
•	reviewing and recommending to the Board any amendments to our corporate governance policies; and
•	reviewing and assessing, at least annually, the performance of the Nominating and Corporate Governance Committee and the adequacy of its charter.

The Nominating and Corporate Governance Committee has authority to engage advisors or consultants (including legal counsel and search firms), as it deems appropriate to carry out its responsibilities. The Board has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders on our website at http://investors.atarabio.com/corporate-governance.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. In evaluating director nominee candidates, the Nominating and Corporate Governance Committee typically also considers factors such as: possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to our affairs, demonstrated excellence in their field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders and other factors is deems appropriate given then-current needs of the Board and Atara, to maintain a balance of knowledge, experience and capability. However, the Nominating and Corporate Governance Committee retains the right to modify the above qualifications from time to time.

The Board believes that diversity of viewpoints, background, experience and other characteristics, such as race, gender, ethnicity, sexual orientation, culture and nationality, are an important part of its makeup, and the Nominating and Corporate Governance Committee and the Board actively seek these characteristics in identifying director candidates.

[2]

The material in this report is not “soliciting material,” is being furnished and shall not be deemed “filed” with the Commission and is not to be incorporated by reference in any filing of Atara under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Candidates for director nominees are reviewed in the context of the current composition of the Board, our operating requirements, Nasdaq listing standards, applicable law and regulations and the long-term interests of stockholders. The Nominating and Corporate Governance Committee also determines whether a nominee is independent for Nasdaq purposes based upon Nasdaq listing standards, SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of potential director candidates. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and ultimately recommend director nominees to the Board.

In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to Atara during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 611 Gateway Blvd., Suite 900, South San Francisco, CA 94080 not less than six months prior to any meeting at which directors are to be elected. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of our common stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Research and Development Committee

The Research and Development Committee provides advice and support to the Company in relation to the Company’s research and development activities and strategy.  The primary function of this committee is to confer with the Chief Executive Officer and the Company’s research and development leadership team regarding:

•	the Company’s research and development activities and strategy;

•

significant emerging regulatory, research, scientific, and medical trends and developments relevant to the Company’s research and development activities and strategy, including their potential impact on the Company’s programs or plans;

•	infrastructure and resources made available by the Company for its research and development activities and clinical trial programs; and

•	research and development, scientific, medical and intellectual property aspects of any proposed material transactions such as significant investments, acquisitions and licenses.

The Board has adopted a written Research and Development Committee charter that is available to stockholders on our website at http://investors.atarabio.com/corporate-governance.

Stockholder Communications with the Board

The Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. This information is available on our website at http://investors.atarabio.com/corporate-governance. Any interested person may also communicate directly with the chair of the Board or the independent or non-employee directors. Persons interested in communicating directly with the independent or non-employee directors regarding their concerns or issues are referred to the procedures for such communications on our website at http://investors.atarabio.com/contact-board.

Code of Conduct

The Board has adopted a code of conduct that applies to all of our corporate employees, officers and directors, including those officers and employees responsible for financial reporting. Our code of conduct is available on our website at http://investors.atarabio.com/corporate-governance. We intend to disclose any amendments to this policy, or any waivers of its requirements, on our website or in public filings to the extent required by applicable SEC rules or exchange requirements.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines also formalize the Board’s belief that a diversity of viewpoints, background, experience and other characteristics, such as race, gender, ethnicity, sexual orientation, culture and nationality, are an important part of its makeup, and that it actively seeks these characteristics in identifying director candidates.

Our Corporate Governance Guidelines are available on our website at http://investors.atarabio.com/corporate-governance.

Stock Ownership Guidelines

In December 2020, the Board approved Stock Ownership Guidelines for our directors and named executive officers to further align their financial interests with those of our stockholders, as well as promote sound corporate governance.  For a detailed description of our Stock Ownership Guidelines see “Other Compensation Policies and Guidelines – Stock Ownership Guidelines” below.

Hedging Policy

The Company’s policies prohibit all employees (including executive officers) and directors from engaging in short sales, transactions in put or call options, hedging transactions or similar inherently speculative transactions with respect to our stock at any time.

Clawback Policy

In December 2020, the Board adopted an Incentive Compensation Recoupment Policy (“Clawback Policy”). For a detailed description of our Clawback Policy see “Other Compensation Policies and Guidelines – Clawback Policy” below.

Environmental, Social and Governance

Our approach to Environmental, Social and Governance (“ESG”) factors is consistent with our mission and our corporate values.  We are committed to conducting our business in a safe and environmentally sustainable manner that promotes the health of our employees, our customers, our community and the environment.

Governance

We are committed to good corporate governance and to conduct our business in an ethical manner. We have adopted numerous policies and guidelines to facilitate legal and ethical conduct and to further align the interests of our employees and directors with our stockholders and other key stakeholders, including the patients we serve. For a detailed description of several of these policies and guidelines, see “Information Regarding the Board of Directors and Corporate Governance” above.

Environmental Sustainability

We are committed to operating our facilities in an environmentally responsible way to reduce environmental impacts and protect our people, our business, the environment and the communities where we operate.  In light of the potential impact our business may have on the environment, we have set goals and adopted a number of internal policies and management systems designed to eliminate, reduce, or substitute hazardous materials and waste and reduce water and energy consumption.  For example, our Thousand Oaks, CA manufacturing facility: (i) is LEED certified (LEED V.3 BD+C Certified Core & Shell); (ii) is California Energy Commission Title 24 compliant for building and interior improvements; and (iii) has equipment and systems in place designed to ensure operational and energy efficiency.

Supplier Code of Conduct

We are committed to maintaining the highest standards of legal and ethical conduct and to reflect our corporate values of transparency, respect, accountability, integrity and trust (“TRAIT”).  We expect our suppliers to demonstrate a similar commitment to legal and ethical business practices.  In 2020, we developed and implemented the Atara Supplier Code of Conduct to convey our minimum expectations for our suppliers, and their respective subcontracts and suppliers, to: (i) operate in full compliance with all laws, rules and regulations; (ii) conduct business ethically and act with integrity; (iii) uphold the human rights of workers and to treat workers with dignity and respect; (iv) provide a safe and healthy working environment; and (v) operate in an environmentally responsible and efficient manner.

COVID-19 Response

During the COVID-19 pandemic, to support the health, safety and engagement of our staff and to ensure business continuity, we enacted numerous safeguards, such as: (i) reduction of on-site staff presence to essential activities and implemented remote work for non-essential activities; (ii) established engineering controls and business processes to reduce risk of on-site transition and preventing “super-spreader” events through physical distancing, enhanced cleaning and hygiene, and providing our staff with personal protective equipment; (iii) created an on-site COVID-19 monitoring program and an at-home testing program; and (iv) designed and executed a rapid and transparent communication and education strategy to ensure our staff has all relevant scientific data at the local, regional and national level.

In February 2020, we established a COVID-19 Rapid Response Team (“RRT”), sponsored by two Company executives, to assess and address business risks associated with the COVID-19 pandemic. The RRT created clear and regular communications channels, ensured enhanced cleaning and sanitation at our facilities, assessed the impact to our operations, donors, vendors, and clinical trial sites globally, as well as monitored peer companies’ approaches to apply best practices to our processes and decisions.

We have established a team tasked with creating a return-to-office plan to ensure staff safety and business continuity for the transition back to our offices and facilities. We intend to adopt several new work arrangement models to facilitate, where appropriate, workplace flexibility and to support our return-to-office plan safely and effectively. In addition to promoting productivity and efficiency, we believe these new work arrangement models will reduce the environmental impact of our business and operations.

Our continued efforts throughout the COVID-19 pandemic have reinforced our commitment to staff safety and serving patients by maintaining business continuity and executing on our commitment to develop transformative therapies for patients with serious diseases, including solid tumors, hematologic cancers and autoimmune diseases. We believe going above and beyond to mitigate the risk of COVID-19 to on-site staff and other stakeholders exemplifies our TRAIT values.

TRAIT Values and Diversity

We have formalized a set of corporate values to guide us in how we conduct our business and execute our corporate strategy.

Consistent with our TRAIT values, we believe a diverse and inclusive culture supports our ability to serve patients. We encourage all of our employees to participate in our diversity, inclusion and belonging initiatives to strengthen and grow our diverse and inclusive culture, which include educational webinars, cultural engagement events, fireside chats and a robust set of diversity, inclusion and belonging courses available through LinkedIn Learning.  We also have an employee resource group, the Atara Women’s Alliance, the mission of which is to strengthen the leadership, voices and impact of women and to create an inclusive environment where diverse viewpoints and backgrounds are valued.  In addition, our Board meets the current diversity requirements specified under California law and it is our expectation we will continue to meet such requirements in future periods.

Employee Engagement

We conduct employee feedback surveys on a regular basis that are designed to help us measure overall employee engagement. These surveys help us assess our culture and the feedback helps us in building a great company to work for and provides important insight into the areas we may need to focus on.  The surveys will continue to be leveraged to support measuring our progress on the Company’s important initiatives and adherence to our TRAIT values.

PROPOSAL 2

Advisory Vote on Executive Compensation

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), and Section 14A of the Exchange Act, the Company’s stockholders are entitled to vote to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this Proxy Statement in accordance with SEC rules.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the philosophy, policies and practices described in this Proxy Statement. The compensation of the Company’s named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this Proxy Statement. As discussed in those disclosures, the Company believes that its compensation policies and decisions are designed to meet two objectives: (i) to attract and retain talented and skilled executives by paying for performance; and (ii) to align compensation of our executives with our stockholders through an appropriate mix of short-term and long-term compensation. Compensation of the Company’s named executive officers is designed to enable the Company to attract and retain talented and experienced executives to lead the Company successfully in a competitive environment.

Accordingly, the Board is asking the stockholders to indicate their support for the compensation of the Company’s named executive officers as described in this Proxy Statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion that accompanies the compensation tables, is hereby APPROVED.”

Because the vote is advisory, it is not binding on the Board or the Company. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to the Board and the Compensation Committee, and accordingly the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Advisory approval of this proposal requires the vote of the holders of a majority of the shares present in person, present by remote communications, if applicable, or represented by proxy and entitled to vote on the matter at the annual meeting. Unless the Board decides to modify its policy regarding the frequency of soliciting advisory votes on the compensation of the Company’s named executives, the next scheduled say-on-pay vote will be at the 2022 Annual Meeting of Stockholders.

The Board Of Directors Recommends

A Vote In Favor Of Proposal 2

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP (“Deloitte & Touche”) as our independent registered public accounting firm for the fiscal year ending December 31, 2021 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Deloitte & Touche has audited our financial statements since our inception in 2012. Representatives of Deloitte & Touche are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte & Touche as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of Deloitte & Touche to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of Atara and our stockholders.

The affirmative vote of the holders of a majority of the shares present in person, present by remote communications, if applicable, or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the selection of Deloitte & Touche.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to us for 2020 and 2019 by Deloitte & Touche.

	Fiscal Year Ended December 31,
	2020	2019
	(in thousands)
Audit fees(1)	$1,220	$1,041
Audit-related fees	-	-
Tax fees	-	-
All other fees	-	-
Total fees	$1,220	$1,041

(1)

Audit fees. Audit fees consist of fees for services rendered in connection with the audits of our annual financial statements and reviews of our interim financial statements, services rendered in connection with the filing of our registration statements, and the issuance of comfort letters and consents.

All fees described above were pre-approved by the Audit Committee.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by Deloitte & Touche. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of services other than audit services by Deloitte & Touche is compatible with maintaining the principal accountant’s independence.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 3

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 31, 2021, information regarding beneficial ownership of our common stock by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;
•	each of our named executive officers;
•	each of our directors and nominees for director, if any; and
•	all of our current executive officers and directors as a group.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Atara Biotherapeutics, Inc., 611 Gateway Blvd., Suite 900, South San Francisco, CA 94080.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total
5% Holders:
Entities managed by The Baupost Group(2)	9,108,988	10.8%
Redmile Group, LLC(3)	7,863,613	9.4%
Maverick Capital, Ltd.(4)	7,324,539	8.7%
Entities affiliated with Blackrock, Inc.(5)	6,454,415	7.7%
Entities affiliated with JPMorgan Chase & Co.(6)	6,028,503	7.2%
The Vanguard Group(7)	5,638,274	6.7%

Directors and Named Executive Officers:
Pascal Touchon, D.V.M.(8)	256,024	*
Jakob Dupont, M.D.(9)	87,693	*
Utpal Koppikar(10)	151,381	*
Joseph Newell(11)	167,757	*
Kristin Yarema, Ph.D.(12)	58,221	*
Roy Baynes, M.D., Ph.D.(13)	27,998	*
Eric L. Dobmeier(14)	100,500	*
Matthew K. Fust(15)	93,854	*
Carol Gallagher, Pharm.D.(16)	160,818	*
William K. Heiden(17)	83,500	*
Ronald C. Renaud, Jr.(18)	23,830	*
Maria Grazia Roncarolo, M.D.(19)	19,831	*
Beth Seidenberg, M.D.(20)	1,976,733	2.3%

All Executive Officers and Directors as a Group (14 persons) (21)	3,257,585	3.8%

*	Represents beneficial ownership of less than 1% of the outstanding common stock.
(1)

This table is based upon information supplied by officers, directors and certain principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 84,074,862 shares outstanding on March 31, 2021, adjusted as required by rules promulgated by the SEC. Common stock subject to stock options currently exercisable or exercisable within 60 days of March 31, 2021, or issuable upon settlement of restricted stock units (“RSUs”) within 60 days of March 31, 2021, is deemed to be outstanding for computing the percentage ownership of the person holding these options or restricted stock units and the percentage ownership of any group of which the holder is a member but is not deemed outstanding for computing the percentage of any other person.

(2)

The indicated ownership is based solely on a Schedule 13G/A filed with the SEC by the reporting person on February 12, 2021. The Schedule 13G/A provides information as of December 31, 2020 and, consequently, the beneficial ownership of the reporting person may have changed between December 31, 2020 and March 31, 2021. The Baupost Group, L.L.C. (“Baupost”) is a registered investment adviser and acts as an investment adviser and general partner to various private investment limited partnerships on whose behalf these securities were purchased. None of the investment limited partnerships owns greater than 5% of any class of voting securities. Baupost Group GP, L.L.C. (“BG GP”) is the manager of Baupost, and Mr. Seth A. Klarman is the managing member of BG GP. Each of Baupost, BG GP, and Mr. Klarman has shared voting and dispositive power over the shares. Mr. Klarman and BG GP disclaim beneficial ownership of the securities. The principal business address for Baupost, BG GP, Mr. Klarman and the investment limited partnerships is 10 St. James Avenue, Suite 1700, Boston, MA 02116.

(3)

The indicated ownership is based solely on a Schedule 13G/A filed with the SEC by the reporting person on February 16, 2021. The Schedule 13G/A provides information as of December 31, 2020 and, consequently, the beneficial ownership of the reporting person may have changed between December 31, 2020 and March 31, 2021. Redmile Group, LLC (“Redmile”) and Jeremy C. Green’s beneficial ownership of the shares is through certain private investment vehicles and/or separately managed accounts managed by Redmile, which may be deemed beneficially owned by Redmile as investment manager of such private investment vehicles and/or separately managed accounts. Each of Redmile and Mr. Green has shared voting and investment power with respect to the shares. Redmile and Mr. Green may also be deemed to beneficially own 7,796,303 shares issuable upon exercise of certain pre-funded warrants (the “Warrants”), subject to terms that the Company may not effect any exercise of any Warrant, and a holder of a Warrant does not have the right to exercise any portion of the Warrant held by such holder, to the extent that such holder, together with such holder’s affiliates, would beneficially own a number of shares in excess of 9.99% of the shares of common stock of the Company then issued and outstanding, which percentage may be changed at a holder’s election upon 61 days’ notice to the Company. According to the Schedule 13G/A, the shares reported as beneficially owned by Redmile represent 9.99% of the outstanding shares of common stock of the Company.  The reported securities may also be deemed beneficially owned by Mr. Green as the principal of Redmile. The address for Redmile is One Letterman Drive, Building D, Suite D3-300, The Presidio, San Francisco, CA 94129.

(4)

The indicated ownership is based solely on a Schedule 13G/A filed with the SEC by the reporting person on February 16, 2021. The Schedule 13G/A provides information as of December 31, 2020 and, consequently, the beneficial ownership of the reporting person may have changed between December 31, 2020 and March 31, 2021. Maverick Capital, Ltd. (“Maverick Capital”) is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and, as such, may be deemed to have beneficial ownership of such shares through the investment discretion it exercises over its clients’ accounts. Maverick Capital Management, LLC is the General Partner of Maverick Capital. Lee S. Ainslie III is the manager of Maverick Capital Management, LLC. Andrew H. Warford serves as the Chairman of the Stock Committee of Maverick Capital. Each of Maverick Capital, Maverick Capital Management, LLC, Mr. Ainslie and Mr. Warford has sole voting and dispositive power over the shares. The address for Maverick Capital is 1900 N. Pearl Street, 20th Floor, Dallas, TX 75201.

(5)

The indicated ownership is based solely on a Schedule 13G/A filed with the SEC by the reporting person on January 29, 2021. The Schedule 13G/A provides information as of December 31, 2020 and, consequently, the beneficial ownership of the reporting person may have changed between December 31, 2020 and March 31, 2021. Includes shares owned by the following subsidiaries of BlackRock, Inc. (“BlackRock”): BlackRock Life Limited; BlackRock Advisors, LLC; BlackRock (Netherlands) B.V.; BlackRock Institutional Trust Company, National Association; BlackRock Asset Management Ireland Limited; BlackRock Financial Management, Inc.; BlackRock Japan Co., Ltd.; BlackRock Asset Management Schweiz AG; BlackRock Investment Management, LLC; BlackRock Investment Management (UK) Limited; BlackRock Asset Management Canada Limited; BlackRock (Luxembourg) S.A.; BlackRock Investment Management (Australia) Limited; BlackRock Fund Advisors; and BlackRock Fund Managers Ltd, and reports, as of December 31, 2020, sole voting power over 6,288,668 of such shares and sole dispositive power over 6,454,415 of such shares. The address for Blackrock is 55 East 52nd Street, New York, NY 10055.

(6)

The indicated ownership is based solely on a Schedule 13G filed with the SEC by the reporting person on January 8, 2021. The Schedule 13G provides information as of December 31, 2020 and, consequently, the beneficial ownership of the reporting person may have changed between December 31, 2020 and March 31, 2021. Includes shares owned by the following subsidiaries of JPMorgan Chase & Co. (“JPMorgan Chase”): J.P. Morgan Investment Management Inc.; JPMorgan Chase Bank, National Association; and JPMorgan Asset Management (UK) Limited, and reports, as of December 31, 2020, sole voting power over 5,136,870 of such shares and sole dispositive power over 6,017,103 of such shares. The address for JPMorgan Chase is 383 Madison Avenue, New York, NY 10179.

(7)

The indicated ownership is based solely on a Schedule 13G/A filed with the SEC by the reporting person on February 8, 2021. The Schedule 13G/A provides information as of December 31, 2020 and, consequently, the beneficial ownership of the reporting person may have changed between December 31, 2020 and March 31, 2021. Includes shares owned by the following subsidiaries of The Vanguard Group, Inc. (“Vanguard”): Vanguard Asset Management, Limited; Vanguard

Fiduciary Trust Company; Vanguard Global Advisors, LLC; Vanguard Group (Ireland) Limited; Vanguard Investments Australia Ltd; Vanguard Investments Canada Inc.; Vanguard Investments Hong Kong Limited; and Vanguard Investments UK, Limited, and reports, as of December 31, 2020, shared voting power over 146,512 of such shares, sole dispositive power over 5,430,807 of such shares and shared dispositive power over 207,467 of such shares.  The address of the Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

(8)	Consists of 53,559 shares held directly by Dr. Touchon and 202,465 shares pursuant to options exercisable and RSUs expected to vest within 60 days of March 31, 2021.
(9)	Consists of 87,693 shares pursuant to options exercisable and RSUs expected to vest within 60 days of March 31, 2021.
(10)	Consists of 46,134 shares held directly by Mr. Koppikar and 105,247 shares pursuant to options exercisable and RSUs expected to vest within 60 days of March 31, 2021.
(11)	Consists of 24,737 shares held directly by Mr. Newell and 143,020 shares pursuant to options exercisable and RSUs expected to vest within 60 days of March 31, 2021.
(12)	Consists of 16,018 shares held directly by Dr. Yarema and 42,203 shares pursuant to options exercisable and RSUs expected to vest within 60 days of March 31, 2021.
(13)	Consists of 4,000 shares held directly by Dr. Baynes and 23,998 shares pursuant to options exercisable within 60 days of March 31, 2021.
(14)	Consists of 20,000 shares held directly by Mr. Dobmeier and 80,500 shares pursuant to options exercisable within 60 days of March 31, 2021.
(15)	Consists of 25,854 shares held directly by Mr. Fust and 68,000 shares pursuant to options exercisable within 60 days of March 31, 2021.
(16)	Consists of 92,818 shares held directly by Dr. Gallagher and 68,000 shares pursuant to options exercisable within 60 days of March 31, 2021.
(17)	Consists of 12,500 shares held directly by Mr. Heiden and 71,000 shares pursuant to options exercisable within 60 days of March 31, 2021.
(18)	Consists of 23,830 shares pursuant to options exercisable within 60 days of March 31, 2021.
(19)	Consists of 19,831 shares pursuant to options exercisable within 60 days of March 31, 2021.
(20)

Consists of 1,822,228 shares of common stock held by Kleiner Perkins Caufield & Byers XV, LLC (“KPCB XV”) and 54,422 shares of common stock held by KPCB XV Founders Fund, LLC (“KPCB XV FF”). All shares are held for convenience in the name of “KPCB Holdings, Inc., as nominee” for the accounts of such entities. The managing member of KPCB XV and KPCB XV FF is KPCB XV Associates, LLC (“KPCB XV Associates”). Michael Abbott, L., John Doerr, William Gordon, Wen Hsieh, Randy Komisar, Matthew Murphy, Theodore Schlein and Dr. Seidenberg, the managing members of KPCB XV Associates, exercise shared voting and dispositive control over the shares held by KPCB XV. Dr. Seidenberg disclaims beneficial ownership of all shares held by KPCB XV except to the extent of her pecuniary interest therein. The principal business address for all entities and individuals affiliated with Kleiner Perkins Caufield & Byers is 2750 Sand Hill Road, Menlo Park, CA 94025. Also includes 19,189 shares held directly by Dr. Seidenberg, 394 shares held by irrevocable trusts, of which Dr. Seidenberg is trustee, and 80,500 shares pursuant to options exercisable within 60 days of March 31, 2021.

(21)	Includes 1,065,063 shares issuable pursuant to options exercisable and RSUs expected to vest within 60 days of March 31, 2021.

EXECUTIVE OFFICERS

The following table sets forth certain information with respect to our executive officers as of April 22, 2021. Biographical information with regard to Dr. Touchon is presented under “Proposal No. 1—Election of Directors” in this Proxy Statement.

Name	Age	Position(s)
Pascal Touchon, D.V.M.	58	President, Chief Executive Officer and Director
Jakob Dupont, M.D.	56	Executive Vice President, Global Head of Research and Development
Utpal Koppikar	50	Senior Vice President, Chief Financial Officer
Amar Murugan	46	Senior Vice President, General Counsel
Joseph Newell	51	Executive Vice President, Chief Operations Officer
Kristin Yarema, Ph.D.	50	Senior Vice President, Chief Commercial Officer

Jakob Dupont, M.D., 56, has served as our Executive Vice President, Global Head of Research & Development since May 2020.  From December 2018 to May 2020, Dr. Dupont served as Chief Medical Officer at Gossamer Bio, Inc. He previously served as the Vice President and Global Head of Breast and Gynecologic Cancer Development for Genentech USA, Inc. (Roche) from January 2017 to December 2018. Before that, Dr. Dupont served as the Senior Vice President and Chief Medical Officer of OncoMed Pharmaceuticals, Inc. from January 2012 to December 2016 and as the Vice President, Clinical Research from October 2011 to January 2012. From September 2006 to October 2011, Dr. Dupont held roles of increasing responsibility in early to late-stage clinical development at Genentech, most recently as its Global Medical Director, Avastin from January 2011, in which capacity he oversaw the global medical strategy and late-stage medical program for Avastin. Dr. Dupont has served as a member of the board of directors of Apexigen, Inc. since August 2020.  Since February 2009, Dr. Dupont has also served as an adjunct clinical assistant professor at the Stanford University School of Medicine. Prior to joining Genentech in 2006, Dr. Dupont was a faculty member at Memorial Sloan-Kettering Cancer Center from January 2002 to September 2006. Dr. Dupont received an A.B. in Philosophy from Vassar College, received an M.A. in Philosophy from New York University, and received an M.D. from the Joan & Sanford I. Weill Medical College of Cornell University.

Utpal Koppikar, 50, has served as our Senior Vice President, Chief Financial Officer since June 2018. Prior to joining Atara, from June 2011 to June 2018, Mr. Koppikar held several senior financial leadership positions at Gilead Sciences, Inc., including as Vice President of Corporate and Operations Finance, responsible for R&D, corporate, G&A, process development and manufacturing, and strategic sourcing. Prior to Gilead, from January 2001 to June 2011, he served in multiple finance roles of increasing responsibility at Amgen, Inc. Mr. Koppikar earned his B.S. in aerospace engineering at the University of Maryland and received a M.S. in aeronautical and astronautical engineering from Stanford University. He also holds an MBA in finance and marketing from The Anderson School at UCLA.

Amar Murugan, 46, has served as our Senior Vice President, General Counsel since April 2020. From February 2013 to February 2020, Mr. Murugan held several senior legal leadership positions at Assertio Therapeutics, Inc., a specialty pharmaceutical company, including as Vice President, Legal Affairs from February 2013 to February 2016, as Vice President, Legal and Deputy General Counsel from March 2016 to June 2018, and most recently as Senior Vice President and General Counsel from July 2018 to February 2020. Prior to joining Assertio, he was a partner in the law firms of Baker Botts L.L.P. and McDermott Will & Emery LLP, where he represented technology and life sciences companies in connection with public and private financings, mergers and acquisitions and corporate securities matters. Mr. Murugan holds a B.S. from Georgetown University and a J.D. from University of California, Los Angeles.

Joseph Newell, 51, has served as our Executive Vice President and Chief Operations Officer since February 2020.  From April 2017 to February 2020, Mr. Newell served as our Executive Vice President and Chief Technical Operations Officer. From July 2015 to April 2017, he was Vice President, North America Manufacturing at Alexion Pharmaceuticals, Inc., a publicly traded biotechnology company. From March 2008 to July 2015, Mr. Newell served various roles within Amgen, Inc., a publicly traded human therapeutics company, including as Executive Director and Plant Manager from August 2012 to September 2014 and Executive Director, Operations Strategic Planning from September 2014 to June 2015. He received a B.S. from California State Polytechnic University – Pomona.

Kristin Yarema, Ph.D., 50, has served as our Senior Vice President, Chief Commercial Officer since February 2020. From February 2013 to January 2020, Dr. Yarema held positions of increasing responsibility at Amgen Inc., most recently serving as Amgen’s Vice President & Therapeutic Area Head for Global Product Strategy & Commercial Innovation in Hematology and Oncology with global accountability for all hematology marketed and pipeline products, including a portfolio of innovative therapies for various hematological malignancies such as multiple myeloma, leukemia and lymphoma. From July 2007 to January 2013, she held numerous roles of increasing responsibility at Novartis AG. From September 2000 to June 2007, she held roles of increasing responsibility at McKinsey & Company. In addition, Dr. Yarema has served as a member on the board of directors of the Celiac Disease Foundation, the U.S.-based patient advocacy group, since 2017 and as a board member of the Alliance for Regenerative Medicine, an international patient advocacy organization dedicated to realizing the promise of regenerative medicines and therapies, since 2020.  Dr. Yarema holds a Ph.D. in Chemical Engineering from University of California, Berkeley and a B.S. in Chemical Engineering and B.A. in English from Stanford University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) explains the strategy, design, and decision-making related to our compensation programs and practices for our principal executive officer, our principal financial officer and our three other most highly compensated executive officers, referred to collectively as our named executive officers. This CD&A is intended to provide perspective on the information contained in the tables that follow this discussion.  For fiscal year 2020, our named executive officers were:

Name	Position
Pascal Touchon, D.V.M.	President and Chief Executive Officer
Jakob Dupont, M.D.[1]	Executive Vice President, Global Head of Research & Development
Utpal Koppikar	Senior Vice President, Chief Financial Officer
Joseph Newell	Executive Vice President, Chief Operations Officer
Kristin Yarema, Ph.D.[2]	Senior Vice President, Chief Commercial Officer

1Dr. Dupont joined the Company in May 2020.
2Dr. Yarema joined the Company in February 2020.

While the principal purpose of this CD&A is to discuss the compensation of our named executive officers, many of the programs discussed apply to other members of senior management who, together with the named executive officers, are collectively referred to as our executive officers.

Executive Summary

We are a leading allogeneic T-cell immunotherapy company pioneering the development of transformative therapies for patients with serious diseases including solid tumors, hematologic cancers and autoimmune diseases.  Using our novel allogeneic EBV T-cell platform, we intend to deliver treatments to patients with high unmet need.  Our platform aims to leverage the unique biology of EBV T cells to channel the power of the immune system and has the potential to treat a wide range of diseases.  We are applying this one platform to create a robust pipeline with the goal of developing treatments that improve the quality and longevity of patients’ lives.  Our pipeline includes tabelecleucel (tab-cel®) in Phase 3 development for patients with EBV-driven post-transplant lymphoproliferative disease (“PTLD”) and in earlier stages of development for other EBV-associated diseases, ATA188 for the potential treatment of multiple sclerosis and next-generation CAR T therapies for the potential treatment of solid tumors and hematologic cancers.

Despite the significant headwinds created by the COVID-19 pandemic over the past year to our business, operations, people and communities, we believe the Company had a remarkable year, delivering on key milestones across the Company’s three strategic priorities.  Significant accomplishments of our team in 2020 include: (i) the important progress we made on the anticipated regulatory filing package for tab-cel, both in the United States and in Europe; (ii) initiation of our Phase 2 multi-cohort study to evaluate tab-cel in other areas of high unmet medical need; (iii) initiation and continued enrollment of our Phase 2 randomized controlled study of ATA188, a product candidate with the potential to transform the treatment paradigm for multiple sclerosis; (iv) execution of a strategic collaboration with Bayer AG (“Bayer”) involving ATA2271 and ATA3271, our next-generation mesothelin-targeted CAR T program; (v) initiation of investigational new drug (“IND”) enabling studies for ATA3219, our preclinical, allogeneic CD19 CAR T we believe has the potential be a best-in-class therapy; and (vi) numerous presentations of clinical and preclinical data throughout 2020, which reflect not only the potential of our product candidates to treat patients with high unmet need, but also the perseverance and resilience of our team as well as the healthcare professionals and patients participating in our clinical development programs.  The commitment and dedication of the entire Atara team in 2020 was impressive and inspiring.  Through unprecedented and unpredictable circumstances, our team remained nimble, adapting to new challenges, and protecting the health and safety of Atara’s employees while remaining focused on our mission to bring transformative therapies to patients with serious diseases.

This focus and resiliency helped us deliver on key milestones across Atara’s three strategic priorities in 2020:

Strategic Priority	Select Achievements for 2020
Tabelecleucel (tab-cel®)

✓    Conducted an interim analysis of the pivotal Phase 3 ALLELE study showing tab-cel for patients with EBV+ PTLD achieved a 50% objective response rate and safety consistent with historical data

✓    Discussions with FDA confirmed Atara may complete a Biologics License Application (“BLA”) filing with the pivotal Phase 3 ALLELE study’s currently enrolled patients with at least six-months follow-up for duration of response

✓    Completed the preclinical module 4 of the BLA filing package and made progress through active and productive discussions with FDA on the final content of the chemistry, manufacturing and control (“CMC”) module 3

✓    Progressed enrollment in the pivotal Phase 3 ALLELE study despite challenges posed by the COVID-19 pandemic

✓    Initiated a tab-cel Phase 2 multi-cohort study in the third quarter of 2020 concurrently in the U.S. and the European Union (“EU”)

✓    Received ratification from Pediatric Committee of the European Medicines Agency of our Pediatric Investigation Plan (‘PIP”)

ATA 188

✓    Progressed enrollment in the ATA188 Phase 2 randomized, double-blind, placebo-controlled trial (“RCT”) in Progressive Multiple Sclerosis (“PMS”) following enrollment of its first patient in June 2020 despite challenges posed by the COVID-19 pandemic

✓    Presented data from the ongoing Phase 1 clinical study of ATA188 at the 8th Joint ACTRIMS-ECTRIMS Meeting in September 2020, showing all PMS patients achieving Sustained Disability Improvement (“SDI”) at any time point maintained SDI at all future time points, with favorable safety at all dose levels

✓    Presented new data from the Open Label Extension of the Phase 1 study at the European Charcot Foundation 28th Annual Meeting in November 2020 showing that 50% of patients in the two highest dose cohorts demonstrated SDI at 15 months

CAR T Programs

ATA2271/ATA3271

✓    Entered into a strategic collaboration with Bayer in December 2020 through an exclusive worldwide license agreement and research, development and manufacturing collaboration

✓    Presented IND-enabling ATA2271 preclinical data at the American Association for Cancer Research (“AACR”) Virtual Meeting II in June 2020

✓    Announced FDA clearance of the IND for ATA2271 in September 2020

✓    Presented first preclinical data on ATA3271 at the Society for Immunotherapy of Cancer (“SITC”) 35th Anniversary Annual Meeting in November 2020

ATA3219

✓    An academic team presented initial clinical proof-of-principle that an EBV T-cell platform has the potential to generate off-the-shelf, allogeneic CAR T immunotherapies with high response rates, durable responses and low risk of toxicity at the 2020 Transplantation and Cellular Therapy (“TCT”) Meetings in February 2020

✓    Initiated IND-enabling studies and held a pre-IND meeting with the FDA in October 2020, where we received feedback to guide the IND filing for ATA3219

✓    Presented preclinical data for ATA3219 demonstrate functional persistence, polyfunctional phenotype and efficient targeting of CD19-expressing tumor cells both in vitro and in vivo at the 62nd American Society for Hematology (“ASH”) Annual Meeting and Exposition in December 2020

We believe these significant achievements helped to deliver our strong total stockholder return of over 19% in 2020.

2020 Executive Compensation Program Highlights

Throughout the past year, the Compensation Committee, in conjunction with the entire Board, monitored the evolving COVID-19 pandemic and assessed the potential impact on our business and operations, including our manufacturing operations, the timing and execution of clinical and preclinical studies, and the health and safety of our employees. Compensation decisions were designed to advance the interests of the Company, our stockholders and our employees.  To further strengthen the alignment between executive and stockholder interests, the Compensation Committee also made several changes to our executive compensation program described below.

Our first two highlights are changes to our equity granting practices:

Introduction of Performance-based RSUs (“PSUs”)	Equity Value Split 50/50 RSUs / Options

•     Informed by stockholder feedback, the Compensation Committee introduced PSUs to the long-term equity vehicle mix for 2020

•     PSUs, which were granted to all named executive officers, vest based on tab-cel milestone achievements

• In late 2020, the Compensation Committee approved a switch to granting equity on a target value basis equally between options and RSUs in 2020, which was implemented in March 2021

Our next highlight further aligned our pay program with leading market practices:

Introduction of Stock Ownership Guidelines

•     To further strengthen the alignment between executive and stockholder interests, in late 2020 the Compensation Committee approved stock ownership guidelines for executives and directors, which became effective beginning January 1, 2021

•     This decision was based in part on stockholder input and was confirmed with market practice analysis

Compensation Practices and Governance Highlights

The Compensation Committee recognizes the Company operates in the highly competitive and dynamic biotechnology industry, and in particular, within the cell and gene therapy area.  Therefore, to ensure that the overall compensation packages we offer to our executive officers remain competitive with the packages offered by companies with which we compete for executive talent, our Compensation Committee reviews market best practices in executive compensation to continually refine our programs.  In addition, our Compensation Committee reviews our executive compensation program to ensure our practices align the interests of our directors and executive officers with our stockholders.  Below are features of our compensation program which the Compensation Committee believes demonstrate our commitment to link executive compensation to performance and to incentivize the creation of stockholder value.

Pay for Performance Philosophy	❖ We link a significant proportion of the compensation of our named executive officers to the achievement of our corporate goals and stock price appreciation
Stockholder Alignment	❖ Our emphasis on long-term equity awards aligns the interests of executives and stockholders
Corporate Strategy Alignment	❖ Our Compensation Committee establishes incentive compensation programs based on metrics that are aligned with our corporate strategy and designed to grow stockholder value
Clawback Policy (new)	❖ We permit the Company to recoup variable compensation from Section 16 officers, including our named executive officers, in the event of misconduct that causes material accounting restatement
Change in Control Provisions

❖   Does not include excessive change in control or severance payments

❖   Provides “double-trigger” change in control benefits

❖    Does not include excise tax gross-ups for severance or change in control benefits

Stock Ownership Guidelines (new)	❖ In late 2020, we adopted stock ownership guidelines for our executives and directors to further align their interests with those of our stockholders
Anti-Hedging and Pledging Provisions	❖ Our Insider Trading Policy strictly prohibits hedging and pledging activities by executive officers and directors
Repricing Prohibited	❖ Our equity plan prohibits repricing of underwater stock options without prior stockholder approval
Stockholder Feedback	❖ We value the feedback of our stockholders and solicit it throughout the year, including through an annual say-on-pay proposal
Compensation Risk Assessment

❖   Our Compensation Committee assesses the risk associated with our compensation policies and practices annually, to ensure they are not reasonably likely to have a material adverse effect on the Company

No Guaranteed Annual Bonus or Salary Increase	❖ We do not guarantee executive officers annual salary increases or bonuses.
Avoid Excessive Perquisites	❖ Consistent with our pay for performance philosophy, we provide very limited perquisites to our executive officer and do not provide personal perquisites such as automobile leases
Good Standing Requirement	❖ We require executive officers and all other employees to be in good standing to be eligible for awards under our short-term cash incentive program

Result of Stockholder Advisory Vote and Stockholder Engagement

We believe that strong corporate governance should include year-round, constructive dialogue with stockholders on business strategy, operational executive, corporate governance, our executive compensation program and other critical business matters. Our engagement with stockholders allows us to better understand stockholders' views and interests, solicit their feedback and share our perspective on these and other important subjects.

In 2019 we held our first stockholder advisory vote on executive compensation (commonly referred to as a “say-on-pay” vote), which resulted in strong support. There was a decreased level of support of our say-on-pay proposal in 2020.  Following the 2020 annual meeting, we initiated further engagement with stockholders aimed at eliciting a better understanding of their concerns and perspectives.  The Compensation Committee considered the feedback obtained from these discussions with our stockholders in making its executive compensation decisions in 2020, and to the extent applicable, will consider such feedback for future periods.  The Compensation Committee also considered issues identified by several proxy advisory firms, adopting several policies in line with peer companies to further strengthen the alignment between executive and stockholder interests and mitigate perceived compensation-related risk.

Our investor relations team and members of our senior management regularly engage and have dialogue with our stockholders throughout the year, including following our quarterly earnings calls, through participation at investor conferences and via other channels of communication.  These interactions provide an opportunity to discuss the Company’s executive compensation measures and obtain feedback from stockholders to better understand investor perspectives on the Company’s strategic, operational, governance, executive compensation matters and other topics of interest.

Compensation Philosophy and Objectives

Our philosophy in setting compensation policies for executive officers has two primary objectives: (i) to attract and retain talented and skilled executives by paying for performance; and (ii) to align compensation of our executives with the interests of our stockholders through an appropriate mix of short-term and long-term compensation. Our Compensation Committee believes that executive compensation should be directly linked to corporate performance and longer-term stockholder value and our executive compensation program is appropriately designed, balanced, and appropriately links executive compensation to both continuous and longer-term improvement in corporate performance.

Our compensation program is consistently and meaningfully focused on pay for performance principles, and historically payouts have been both above and below target under our annual incentive plans to reflect Company performance in that year. In determining compensation for executive officers, the Compensation Committee does not formulaically benchmark against any one specific reference point.  Instead, the Compensation Committee considers several factors, including peer group survey data, tenure, role, responsibilities, performance and local competitive market practices and trends. Our Compensation Committee focuses on the following principles to guide decisions regarding executive compensation:

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Competitive Total Compensation Package. We strive to offer a market-competitive compensation package that enables us to attract and retain highly qualified and high-performing executives. To ensure that our total compensation levels are competitive, our Compensation Committee, in consultation with independent advisors and senior management, reviews the compensation policies and practices of our peer companies.  The Compensation Committee, with the assistance of an independent compensation consultant, also reviews the composition of the peer group to ensure that the peer group continues to accurately reflect comparable companies as our Company grows and evolves over time.

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Pay-for-Performance. We structure our executive compensation program to reflect individual performance as well as achievement of our annual corporate goals and longer-term business strategies and objectives.  We achieve this balance by linking short-term and long-term cash and equity incentives to performance of corporate and individual performance goals and objectives.

•	Alignment with Stockholders. We use equity-based awards to align executive incentives with the creation of stockholder value.
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Internal Parity, Flexibility and Simplicity. To the extent practicable, we design our compensation program to achieve the following: (i) internal parity for similarly situated executives within the Company, (ii) flexibility that allows us to adapt to rapid changes in the competitive environment for executives in the biotechnology industry and (iii) simplicity in design that allows for clear and easy to understand communication to our employees, as well as ease of administration.

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Avoidance of Excessive Perquisites. We generally intend to avoid the payment of excessive, unusual or unnecessary perquisites to executives, although from time-to-time we may offer certain perquisites that are common and appropriate for similarly situated executives of peer companies. In addition, we do not offer our executive team any substantially enhanced benefits or perquisites when compared with our overall employee population.

How We Determine Executive Compensation

Role of the Compensation Committee and Executive Officers

The Compensation Committee oversees and approves all compensation arrangements for our executive officers, including our named executive officers. While the Compensation Committee has numerous resources available to it, including input from our Board, Chief Executive Officer and independent consultants, ultimate decision-making authority rests with the Compensation Committee. The Compensation Committee retains discretion over base salaries, annual bonuses and equity compensation for executive officers and bases its decision on a careful review of performance as well as the competitive market environment.

The Compensation Committee typically meets at least four times per year, with additional meetings as necessary. The Compensation Committee met five times in 2020. The agenda for each meeting is set by the Chair of the Compensation Committee, with consultation, as appropriate with our Chief Executive Officer, Chief People Officer, General Counsel and Radford, our independent compensation consultant. Members of management and Radford may be invited to participate in meetings, but the Compensation Committee meets regularly in executive session. Our Chief Executive Officer is often present and participates in discussions regarding compensation of our other executive officers. Executives, including our Chief Executive Officer, are not present during deliberations regarding their own performance or compensation.

Role of Compensation Consultants

The Compensation Committee has retained the services of Radford, as our independent compensation consultant. Radford assists the Compensation Committee in its review of executive and director compensation practices, including the market competitiveness of compensation, executive compensation design, benchmarking with industry peers and other technical considerations including those related to tax and accounting.

For 2020 compensation matters, Radford advised and assisted with the following:

•	Development of a peer group to be used in the evaluation of 2020 executive and director compensation;
•	Documentary support, including peer group and industry data with respect to base salaries, target annual cash bonuses, and equity compensation;
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A market analysis of executive officer compensation compared to our peer group, which market analysis was reviewed with the Compensation Committee and used to guide 2020 base salary and bonus target decisions for our named executive officers;

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A market analysis of long-term incentive compensation of our executive officers compared to our peer group, which market analysis was reviewed with the Compensation Committee and used to guide 2020 long-term equity compensation determinations; and

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A market analysis of director compensation compared to our peer group, which market analysis was reviewed with the Compensation Committee and used to guide adjustments made to the compensation payable to our non-employee directors.

The Compensation Committee regularly evaluates the services Radford provides and has final authority to engage and terminate their services. Our Compensation Committee has assessed Radford’s independence consistent with Nasdaq listing standards and has concluded that the engagement of Radford does not raise any conflict of interest.

Competitive Assessment

A key objective of our executive compensation program is to ensure that the overall compensation packages we offer our executive officers remain competitive with the packages offered by companies with which we compete for executive talent. The Compensation Committee consults with its independent compensation consultant to develop a peer group of companies to serve as the basis for comparing our executive compensation program to the market.

2020 Peer Group

With the assistance of Radford, the Compensation Committee annually reviews the composition of the peer group to account for changes in both our business and the businesses of the companies in the peer group. While referencing the peer group compensation levels is helpful in determining market-competitive compensation for our named executive officers, the Compensation Committee does not directly tie any pay elements to particular benchmarks within the peer group. Rather, peer data is one consideration, along with employee knowledge, skills and experience, individual performance, and scope of responsibilities, among other factors.

A key change to the 2020 peer group from the previous year was to realign our peer group to target companies within a market cap range of $300 million to $3 billion.  As a result, five companies were removed because they were outliers based on the new criteria or had been acquired.  In developing the 2020 peer group, the Compensation Committee considered several key qualitative and quantitative elements as set out below.

•	Sector and Stage—highly competitive and dynamic biotechnology industry, with an emphasis on pre-commercial biopharmaceutical companies within the cell and gene therapy area
•	Stage of Business—focus on later stage (Phase 3) pre-commercial companies, with an emphasis on oncology and cell and gene therapy area
•	Market Capitalization—between approximately $300 million and $3 billion
•	Headcount—generally between 100 to 1,000 employees
•	Geography-U.S.-based companies located in biotechnology “hub” locations

Following this analysis, the Compensation Committee identified the following 19 publicly-traded, U.S-based biotechnology/pharmaceutical companies as our peer group to be used in reviewing compensation for 2020:

2020 Peer Group
Agenus Inc.	Agios Pharmaceuticals, Inc.	Aimmune Therapeutics Inc.
Allogene Therapeutics, Inc.	Clovis Oncology, Inc.	Editas Medicine, Inc.*
Epizyme, Inc.	Fate Therapeutics, Inc.	ImmunoGen, Inc.
Iovance Biotherapeutics, Inc.	Karyopharm Therapeutics Inc.	MacroGenics, Inc.
Precision Biosciences, Inc.*	Rubius Therapeutics, Inc.	Sangamo Therapeutics, Inc.
TCR[2] Therapeutics Inc.*	TG Therapeutics, Inc.	Voyager Therapeutics, Inc.
Xencor, Inc.
*New additions for 2020

Elements of Executive Compensation

The Compensation Committee has developed an executive compensation program that consists of the following primary elements:

•	Base salary;
•	Short-term incentives in the form of an annual cash bonus opportunity; and
•	Long-term incentives in the form of equity-based compensation (stock options, RSUs and PSUs).

The relative mix of these components is generally weighted towards incentive rather than fixed compensation and towards long-term incentive compared to short-term incentive compensation. We believe this relative weighting towards long-term equity-based compensation ensures that the interests of our executives are aligned with those of our stockholders.

Base Salary

Base salaries are set to be competitive within our industry and are important in attracting and retaining talented executives. Base salaries are fixed pay set with consideration for responsibilities, market data, employee knowledge, skills and experience, individual performance, and scope of responsibilities, among other factors.

Annual Cash Bonus

The annual cash incentive award plan is intended to motivate and reward our executives for the achievement of individual goals as well as the strategic goals of the Company.

In 2020, our annual incentives were based on key strategic, research, development, regulatory, clinical, financial and operational corporate objectives.

Long-Term Equity Incentives

Long-term equity awards incentivize executives to deliver long-term stockholder value, while also providing a retention vehicle for our top executive talent.

Equity awards are typically delivered as a combination of some or all of the following:

•    Stock options

•    RSUs

•    PSUs

Target Compensation Mix

Our Compensation Committee has not established formal policies or guidelines for allocating compensation between annual and long-term incentive compensation, or between cash and non-cash compensation. Instead, through our compensation program, the Compensation Committee seeks to align pay and performance. As can be seen in the graphs below, a large percentage of executive pay in 2020 was variable and “at-risk” (89% for the Chief Executive Officer, and 79% on average for our other named executive officers), meaning that value to the executive is tied directly to corporate goals, individual goals (except for the Chief Executive Officer), and stock price performance. In this sense, we believe we have established a pay-for-performance culture and pay program. The balance between these components may change from year to year based on corporate strategy and objectives, among other considerations.

The PSUs in the chart reflect the target grant date aggregate fair value of PSUs based on the performance conditions.

Base Salary

In considering the appropriate level of base salaries for our named executive officers for 2020, the Compensation Committee employed a holistic analysis of multiple relevant factors using its professional judgment and experience, emphasizing the following:

•	the individual contribution of the named executive officer to our key strategic, research, development, regulatory, clinical, financial and operational corporate objectives in 2020;
•	the criticality of each named executive officer’s skill set and relative expected future contributions to our business;
•	the growing complexity of our business, which results in increased workloads and responsibilities of each of our named executive officers; and
•	the need to attract, retain and motivate the named executive officer in a highly competitive marketplace.

The Compensation Committee considered the base salaries of similarly situated executives at our 2020 peer group companies for an understanding of whether our compensation program is competitively positioned to retain our highly qualified named executive officers. The Compensation Committee determined that each named executive officer should receive an increase in his or her base salary for 2020 as follows:

Named Executive Officer	2019 Base Salary	2020 Base Salary	Year-over-Year % Increase
Pascal Touchon, D.V.M.	$615,000	$650,000	5.7%
Jakob Dupont, M.D.[1]	-	$500,000	-
Utpal Koppikar	$439,875	$457,500	4.0%
Joseph Newell[2]	$390,000	$450,000	15.4%
Kristin Yarema, Ph.D.[3]	-	$420,000	-

[1] Dr. Dupont joined the Company in May 2020.

[2] Mr. Newell was promoted from Chief Technical Operations Officer to Chief Operations Officer in February 2020.

3 Dr. Yarema joined the Company in February 2020.

Annual Cash Bonuses

Annual Performance Goals

The Compensation Committee works with the executive team to develop goals with respect to the Company’s annual incentive compensation program and ultimately recommends a list of goals to the Board for approval. The Board reviews the strategic, operational and financial components of the goals and approves the goals as well as a weighting for each goal based on its relative importance. Our Chief Executive Officer and executive team provide updates to the Board through the course of the year on performance towards these goals. At the end of the year, our Chief Executive Officer presents the Compensation Committee with a proposed score based on the Company’s performance against the goals. After discussion and review, the Compensation Committee a recommendation on the overall corporate achievement score compared to the annual performance goals to the Board for approval. This score is then used to establish the corporate portion of annual bonus payments.

In addition, our Chief Executive Officer works with each executive officer to establish individual performance goals and objectives. Individual goals are evaluated in a more qualitative and subjective manner than the corporate goals, and executive officers are evaluated on overall achievement of individual goals as well as overall contribution to the Company’s corporate goals. This evaluation is done by our Chief Executive Officer who then recommends an individual bonus amount to the Compensation Committee for consideration and approval.

Annual Bonus Process

The Compensation Committee conducts an annual performance and compensation review for our executive officers, including our Chief Executive Officer.  The Compensation Committee reviews base salary, annual bonus and equity-based compensation annually as part of this review.  The review is typically conducted over a series of meetings beginning at the end of the year and as part of the Company’s broader annual performance review process.  The annual corporate score which is determined as described above in “Annual Performance Goals” is used to determine the size of the Company-wide bonus pool.  Our Chief Executive Officer receives a bonus based entirely on corporate performance since they have ultimate operational responsibility for corporate performance. Our other executives receive a bonus which is primarily linked to corporate performance (85%), with a smaller individual performance component (15%). The individual performance component of the bonus for these executive officers can be modified up to 125% or down to 0% dependent on performance in the prior year. In addition, the Compensation Committee retains flexibility to increase or decrease any and all compensation components to reflect performance.

2020 Bonus Targets

Bonus targets (expressed as a percentage of base salary) are reviewed annually by the Compensation Committee, taking into consideration competitive market data, and adjusted if deemed appropriate by the Compensation Committee.

Named Executive Officer	Target Bonus (as % of base salary)	Target Bonus ($ amount)
Pascal Touchon, D.V.M.	65%	$422,500
Jakob Dupont, M.D.	45%	$225,000
Utpal Koppikar	40%	$183,000
Joseph Newell	45%	$202,500
Kristin Yarema, Ph.D.	40%	$168,000

2020 Corporate Goal Development and Weighting

In February 2020, the Board reviewed and approved the corporate goals and objectives for 2020, as summarized in the table below. In selecting these goals, the Board believed that they were appropriate drivers for our business, as they provided a balance between the efforts necessary (i) for the continued clinical development of tab-cel, ATA188 and our CAR T program, including ATA2271, ATA3271 and ATA3219, (ii) to advance critical elements of our manufacturing and operational capabilities to support our clinical and preclinical activities and potential commercial requirements, (iii) to financially fund our operations to support such efforts, (iv) to further the strategic value of our CAR T platform and (v) to enhance our corporate culture to enable these critical corporate objectives. At the time the 2020 corporate goals were set, the Board and management believed that such goals were challenging, and that achieving them would require not only continued strong progress on research and clinical development, manufacturing and operational capabilities, and prudent fiscal and legal management, but also a high level of effort and execution on the part of our named executive officers.

The Board also applied a performance weighting to each goal relative to our overall performance to reflect the prioritization of key business objectives. Additionally, a weighting between corporate performance and individual performance was applied for each named executive officer to reflect the level of impact such individual would be able to make on the overall corporate performance. The relative weighting between our 2020 corporate objectives relating to advancing our pipeline and developing our platform relative to additional 2020 corporate objectives is summarized below.

2020 Objectives	2020 Goals Summary	Weight
Advance the Pipeline	Tab-cel • Meet certain enrollment goals for the pivotal Phase 3 ALLELE study • Execute meetings with FDA to initiate a rolling BLA submission • Meet enrollment goals for the Phase 2 multi-cohort study	70%
	ATA188 • Meet 2020 enrollment goals for the Phase 1b/2 RCT
	ATA2271 • File an IND
	ATA3219 • Meet certain preclinical and technical targets
Develop our Platform	• Meet certain operational and technical goals at our manufacturing facility
Additional Objectives	• Meet Company’s cash runway target • Execute at least one partnership relating to our allogeneic CAR T platform • Further cultivate a high performing culture that empowers, values and inspires our employees to deliver transformative therapies to patients • Fill identified critical roles to advance the execution of Company’s corporate strategy	30%

Performance Evaluation

Despite the unprecedented challenges we faced in 2020, we achieved most of our corporate goals and objectives set for 2020, including, but not limited to: (i) meeting our enrollment goals for the pivotal Phase 3 ALLELE Study for tab-cel; (ii) filing an IND for ATA2271; (iii) meeting our operational and technical goals at our manufacturing facility; (iv) meeting our cash runway target; and (v) securing a partner for our mesothelin targeted CAR T program with the execution of our strategic collaboration with Bayer for our CAR T platform.  We also continued to cultivate a high performing corporate culture, notwithstanding the disruption caused by the COVID-19 pandemic, and filled critical roles at the Company in order to drive the execution of our corporate objectives.

In addition to achieving the foregoing corporate goals, we also made significant progress on our strategic priorities in 2020.  We conducted an interim analysis of the Phase 3 ALLELE study showing tab-cel for patients with EBV+ PTLD achieved a 50% objective response rate and safety consistent with historical data.  We had productive discussions with the FDA on the BLA filing package and completed the preclinical module 4 of the BLA filing package.  In Europe, we received ratification from the Pediatric Committee of the European Medicines Agency of our PIP for tab-cel.  We also presented data across our programs at a number of virtual congresses and conferences throughout 2020, including ATA188 data showing PMS patients achieving SDI at any time point maintained SDI at all future time points, with favorable safety at all dose levels.  We believe our strategic collaboration with Bayer for ATA2271 and ATA3271 serves as strong recognition of the innovative and leading position of our CAR T platform.

We also rapidly and effectively responded to the COVID-19 pandemic with support designed to address our employees’ needs and operational requirements. At the onset of the COVID-19 pandemic, we promptly established a pandemic rapid response team, implemented new oversight, operational and safety protocols to enable a core essential team to safely work in our laboratories and manufacturing facility.  With these new safety measures, we continued to manufacture, test, release and deliver our clinical products to patients without delay and advance our pre-clinical and translational research at our laboratories despite the impact of the COVID-19 pandemic.

The Board evaluated the Company’s performance against the above goals considering the additional challenges brought on by the COVID-19 pandemic. The Board determined the Company was able to meet key critical goals relating to our pipeline and corporate operations. The Board also determined where certain goals were not achieved, or where there was delayed achievement, such non-achievement or delayed achievement was immaterial in the overall context of these goals.  The Board further determined the Company overachieved a number of the goals, including with regard to the goals relating to the continuing advances in the development of our platform, securing a strategic collaboration with Bayer, meeting our cash runway target, improvements in staff member engagement, recruitment of talented executives to fill critical roles and enhancement of our corporate culture. Based on the Company’s foregoing achievements, considering the unanticipated and significant challenges and additional workload imposed by the need to adapt to the unprecedented environment created by the COVID-19 pandemic, and as recommended by the Compensation Committee, the Board deemed it appropriate to approve 100% achievement of the 2020 corporate goals.

In consideration of the foregoing, in February 2021, pursuant to the terms and conditions of the applicable annual bonus guidelines, the Compensation Committee approved annual cash bonus payments for each named executive officer as reflected in the table below.

Name	2020 Bonus Target	Corporate Score Modifier	2020 Individual Modifier	2020 Actual Bonus Paid as a % of Salary	2020 Actual Bonus Paid
Pascal Touchon, D.V.M.	65%	100%	--	65.0%	$422,500
Jakob Dupont, M.D.[1]	45%	100%	115%	28.7%	$143,346
Utpal Koppikar	40%	100%	115%	40.9%	$187,032
Joseph Newell	45%	100%	115%	45.2%	$203,435
Kristin Yarema, Ph.D.[2]	40%	100%	115%	35.2%	$147,995

1 Dr. Dupont joined the Company in May 2020, which resulted in a prorated annual bonus.
2 Dr. Yarema joined the Company in February 2020, which resulted in a prorated annual bonus.

Long-Term Incentives

Our goal is to align executive compensation and performance that advances our critical business objectives. Therefore, a significant portion of the named executive officers’ total compensation typically has consisted of, and is expected to continue to consist of, equity-based awards. In evaluating the mix of equity awards for 2020, the Compensation Committee considered market trends, as well as applicable feedback from stockholders and proxy advisory firms, and determined that a mix of stock options, RSUs and where appropriate, PSUs, would be the most appropriate incentive structure for our named executive officers to reward performance over time and achieve our retention objectives. The following table outlines the equity awards granted to named executive officers in 2020 (excluding one-time retention grants).

Equity Grants

Named Executive Officer	Grant Date	Type of Grant	Stock Options (#)	RSUs (#)	PSUs (#)[1]
Pascal Touchon, D.V.M.	March 1, 2020	Annual	242,000	150,000
	March 1, 2020	Performance			100,300
Jakob Dupont, M.D.	May 14, 2020	New Hire	277,500	46,250
	September 18, 2020	Performance			15,120[2]
Utpal Koppikar	March 1, 2020	Annual	73,750	36,875
	March 1, 2020	Performance			17,700
Joseph Newell	March 1, 2020	Annual	53,000	26,500
	March 1, 2020	Promotional	17,000	8,500
	March 1, 2020	Performance			29,795
Kristin Yarema, Ph.D.	February 18, 2020	New Hire	110,000	55,000
	September 18, 2020	Performance			9,000[3]

1 Reflects 100% target payout of PSUs.
2 Dr. Dupont joined the Company in May 2020, which resulted in a reduced PSU grant.
3 Dr. Yarema joined the Company in February 2020, which resulted in a reduced PSU grant.

Stock Options

The Compensation Committee grants stock options to emphasize retention and align the named executive officers’ interests with those of stockholders. These awards provide a necessary balance between performance-based and time-vesting awards.

Stock option awards will generally be fully vested four years after the option grant date, subject to continuous service.

RSUs

RSUs are an important retention vehicle for named executive officers, as well as a variable and at-risk component of executive compensation. Market trends reflect their favored use among our peer group and other companies in the biotechnology sector.

RSU awards will generally be fully vested four years after the RSU grant date, subject to continuous service.

PSUs

Our currently outstanding PSUs are contingent on the completion of significant performance goals and milestones related to tab-cel, as approved by the Compensation Committee in March 2020.  The PSUs vest in three separate tranches, each tied to one of the following tab-cel milestones: (i) initiation of a BLA; (ii) completion of a BLA filing; and (iii) receipt of FDA marketing approval. The number of PSUs that actually vest upon completion of a milestone is also contingent on the timing of when the applicable milestone is met and is scaled such that a larger percentage of PSUs vest on the earlier achievement of such milestone.  The PSU tranches relating to the initiation of a BLA and the completion of a BLA filing may vest between 0-100%, and the PSU tranche relating to the receipt of FDA marketing approval may vest between 0-130%, in each case depending on the date when such applicable milestone is achieved.  None of these PSUs vested in 2020.

Additionally, in September 2020, the Compensation Committee approved PSUs for certain employees joining the Company between January 2020 and June 2020.  This PSU grant is contingent upon the receipt of FDA marketing approval.  The number of PSUs that actually vest upon completion of the milestone is also contingent on the timing of when the milestone is met and is scaled such that a larger percentage of PSUs vest on the earlier achievement of the milestone.  These PSUs may vest between 0-130%, depending on the date when the milestone is achieved.  None of these PSUs vested in 2020.

One-Time Retention Grants

The Compensation Committee recognizes the Company operates in the highly competitively biotechnology industry, and in particular, within the cell and gene therapy area.  The Compensation Committee believes that retention grants are crucial tools for rewarding key employees for their achievements as well as future performance. In 2020, the Compensation Committee approved one-time, targeted retention grants of RSUs to certain key individuals at the Company along with their 2020 annual RSU grants to mitigate attrition and promote retention amongst leaders critical to our business continuity and to our ability to achieve our strategic objectives and meet significant milestones. The following targeted retention grants were made to named executive officers in 2020.

Named Executive Officer	Grant Date	RSU Grant (#)
Pascal Touchon, D.V.M.	-	-
Jakob Dupont, M.D.[1]	-	-
Utpal Koppikar	March 1, 2020	30,000
Joseph Newell	March 1, 2020	40,000
Kristin Yarema, Ph.D.[2]	-	-

1Dr. Dupont joined the Company in May 2020 and was ineligible to receive a retention grant.

2Dr. Yarema joined the Company in February 2020 and was ineligible to receive a retention grant.

Other Compensation Policies and Practices

Hedging Policy

The Company’s policies prohibit all employees (including executive officers) and directors from engaging in short sales, transactions in put or call options, hedging transactions or similar inherently speculative transactions with respect to our stock at any time.

Stock Ownership Guidelines

Effective as of January 1, 2021, in order to further align their financial interests with those of our stockholders as well as to promote sound corporate governance, we adopted stock ownership guidelines for our named executive officers. These guidelines establish the following ownership targets for the value of stock held by each individual:

Role	Ownership Guideline (as a multiple of base pay)
Chief Executive Officer	3x
All other Officers	1x
Non-employee Directors	3x

The guidelines must be achieved (i) by each individual covered under the guidelines (a “Covered Individual”) by December 31, 2025 and (ii) for any individual who becomes a Covered Individual after January 1, 2021, by December 31 of the calendar year in which the fifth anniversary of the date the individual became a Covered Individual occurs. The shares counted towards the ownership requirements specified in the guidelines include shares owned outright (valued at fair market value),  unvested RSUs (valued at 70% of fair market value) and vested stock options (valued at 70% of intrinsic value, the number of shares vested multiplied by the difference between the exercise price and the Nasdaq closing price of our common stock on the measurement date),  as applicable, to account for any sales of such equity required to be sold or withheld to cover taxes.

Once a Covered Individual has complied with these Guidelines, such Covered Individual shall be deemed to remain compliant under the guidelines notwithstanding any change in his or her base pay or change in the value of his or her equity which would otherwise make such Covered Individual non-compliant; provided that a sale or other disposition of shares of stock (other than the sale, or surrender to the Company, of shares of stock in payment of the exercise price of any equity award or in satisfaction of taxes in connection with vesting or exercise of any equity award) may, as applicable, cause the Covered Individual to no longer be deemed in compliance with the guidelines.  A Covered Individual’s ownership is reviewed annually as of December 31 of a calendar year to determine if the Covered Individual has met, or is on track to meet, the applicable guideline.  As of March 31, 2021, each Covered Individual is either in compliance, or on track to be in compliance, with the ownership targets set forth in the guidelines within the timeframe specified in the guidelines.

Clawback Policy

In December 2020, the Board adopted the Clawback Policy which provides for the Company’s recoupment of certain incentive compensation paid to covered officers of the Company under certain circumstances of misconduct. The Board may delegate determinations to be made under the Policy to a committee of the Board.

Pursuant to the Clawback Policy: (i) “misconduct” refers to a knowing violation of SEC rules or regulations or Company policy or the willful commission of an act of fraud, dishonesty or gross recklessness in the performance or disregard of a person’s duties; and (ii) “covered officer” refers to a current or former officer of the Company who is or was designated as an “officer” for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, by the Board or an appropriate committee of the Board.  There was no recoupment under the Clawback Policy in 2020.

Accounting and Tax Considerations

Under the Financial Accounting Standard Board (“FASB”) Accounting Standards Codification (Topic 718) (“ASC 718”), we are required to estimate and record an expense for each award of equity compensation (including stock options, RSUs and PSUs) over the vesting period of the award. For such period as stock options, RSUs and PSUs remain the sole components of our long-term compensation program, we expect to record stock-based compensation expense on an ongoing basis according to ASC 718. Compensation expense relating to awards subject to performance conditions is recognized if it is probable that the performance goals will be achieved. The probability of achievement of such goals is assessed on a quarterly basis. The Compensation Committee has considered, and may in the future consider, the grant of restricted stock to our executive officers in lieu of stock option grants, RSU and/or PSU awards.

Under Section 162(m) of the Internal Revenue Code (“Section 162(m)”), compensation paid to each of the Company’s “covered employees” that exceeds $1 million per taxable year is generally non-deductible unless the compensation qualifies for certain grandfathered exceptions (including the “performance-based compensation” exception) for certain compensation paid pursuant to a written binding contract in effect on November 2, 2017 and not materially modified on or after such date. Although the Compensation Committee will continue to consider tax implications as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for the named executive officers in a manner consistent with the goals of the Company’s executive compensation program and the best interests of the Company and its stockholders, which may include providing for compensation that is not deductible by the Company due to the deduction limit under Section 162(m). The Compensation Committee also retains the flexibility to modify compensation that was initially intended to be exempt from the deduction limit under Section 162(m) if it determines that such modifications are consistent with the Company’s business needs.

Compensation Policies and Practices as They Relate to Risk Management

The Compensation Committee has reviewed the Company’s compensation policies and practices, in consultation with Radford and the Company’s outside counsel, to assess whether they encourage employees to take inappropriate risks. After reviewing and assessing the Company’s compensation philosophy, terms and practices, including the mix of fixed and variable, short and long-term incentives and overall pay, incentive plan structures and the checks and balances built into, and oversight of, each plan and practice, the Compensation Committee determined that any risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on our Company as a whole.

CEO Pay Ratio Disclosure

Under the Dodd-Frank Act and the related SEC rule (the “Rule”), we are required to provide our stockholders with specified disclosure regarding the relationship of our Chief Executive Officer’s total compensation to the total compensation of our median employee, referred to as “pay-ratio” disclosure.  For 2020, the annual total compensation of our Chief Executive Officer, for purposes of this disclosure, was $5,285,827, and the compensation of our median employee was $192,923, resulting in a pay ratio of approximately 27:1.

In accordance with SEC rules, we have identified the median employee as of December 31, 2020 by: (i) aggregating for each applicable employee: (a) annual base salary for salaried employees (or annual scheduled wages plus overtime for hourly employees), (b) the target incentive pay paid for fiscal year 2020, and (c) the estimated grant date fair value of any equity awards granted during fiscal year 2020, and (ii) ranking this compensation measure for our employees from lowest to highest. This calculation was performed for all employees employed by us as of December 31, 2020, excluding the Chief Executive Officer, whether employed on a full-time, part-time or seasonal basis. In making this determination, we annualized the compensation of employees who were employed by the Company for less than the entire fiscal year. This compensation measure was consistently applied to all employees included in the calculation and reasonably reflects the annual compensation of employees. All amounts paid in currencies other than US Dollars were converted to US Dollars based on the applicable average annual exchange rates.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. Dr. Touchon’s compensation as Chief Executive Officer for 2020 was as follows:

Name	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)	All Other Compensation ($)	Total ($)
Pascal Touchon, D.V.M.	2020	654,857	422,500	2,235,600	1,959,208	13,662	5,285,827

(1)

Amounts reported in this column for 2020 represent discretionary bonuses approved in February 2021 by our Board for fiscal year 2020, following the achievement of certain corporate goals as determined by the Compensation Committee and as detailed in the heading “Compensation Discussion & Analysis – Performance Evaluation”.

(2)

The amounts in this column reflect the grant date aggregate fair value of PSUs based on the performance conditions deemed probable as of the grant date.  The maximum potential value of PSUs (assuming the highest level of performance achievement) for Dr. Touchon is $1,218,645.

Summary Compensation Table

The following table sets forth information regarding compensation awarded to or earned by our named executive officers listed below during the years ended December 31, 2020, 2019 and 2018.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Pascal Touchon, D.V.M.(5)	2020	654,857	422,500	2,235,600	1,959,208	13,662	5,285,827
President & Chief Executive Officer	2019	319,327	334,791	2,861,712	3,049,718	71,760	6,637,307

Jakob Dupont, M.D.(6)	2020	319,231	143,346	443,075	1,757,296	133,297	2,796,245
EVP, Global Head of Research and Development

Utpal Koppikar(7)	2020	460,947	187,032	885,431	597,073	7,470	2,137,953
Chief Financial Officer	2019	439,875	155,606	1,034,714	909,080	895	2,540,170
	2018	240,289	189,771	1,903,500	1,886,325	398	4,220,282

Joseph Newell	2020	466,055	203,435	1,033,965	566,713	895	2,251,063
EVP, Chief Operations	2019	390,000	155,208	1,240,675	932,390	895	2,719,167
Officer	2018	365,000	155,490	895,000	1,060,710	16,092	2,492,292

Kristin Yarema, Ph.D.(8)	2020	368,308	147,995	668,250	1,067,484	184,370	2,436,407
SVP, Chief Commercial Officer

(1)

Amounts reported in this column for 2020 represent discretionary bonuses approved in February 2021 by the Compensation Committee for fiscal year 2020, following the achievement of certain corporate goals as determined by the Board and as detailed in the heading “Compensation Discussion & Analysis – Performance Evaluation”.

(2)

The amounts in this column reflect: (i) the aggregate fair value of RSUs awarded during the year, computed at the measurement date in accordance with FASB ASC Topic 718, and (ii) the grant date aggregate fair value of PSUs based on the performance conditions deemed probable as of the grant date. The maximum potential value of PSUs (assuming the highest level of performance achievement) are as follows: (a) in the case of Dr. Touchon, $1,218,645; (b) in the case of Dr. Dupont, $312,560; (c) in the case of Mr. Koppikar, $215,055; (d) in the case of Mr. Newell, $362,009; and (e) in the case of Dr. Yarema, $185,679. Pursuant to SEC rules, the amounts shown assume that there will be no service-based forfeitures of awards. Assumptions used in the calculation of these amounts are included in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020.

(3)

The amounts in this column reflect the aggregate fair value of stock options granted during the year, computed at the measurement date in accordance with FASB ASC Topic 718. Pursuant to SEC rules, the amounts shown assume that there will be no service-based forfeitures of awards. Assumptions used in the calculation of these amounts are included in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020. These amounts do not reflect the actual economic value that will be realized by the named executive officer upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options.

(4)

Amounts reported in this column include the following: (a) life insurance premiums paid on behalf of the named executive officers, (b) to the extent the named executive officer participated, employer contributions to the named executive officers’ 401k benefit plan accounts under the Company’s employer match program, (c) to the extent the named executive officer participated, reimbursements up to $250 under the Company’s wellness program, (d) in the case of Dr. Touchon, additional payments of $4,467 in relocation assistance in 2020 and additional payments of $41,413 in relocation assistance and $30,000 in housing allowance in 2019, (e) in the case of Mr. Newell, additional payments of $15,403 in 2018 for relocation assistance, (f) in the case of Dr. Dupont, a sign-on bonus cash payment of $130,000 in 2020 in connection with his joining the Company in May 2020, and (g) in the case of Dr. Yarema, a sign-on bonus cash payment of $175,000 in 2020 in connection with her joining the Company in February 2020.

(5)	Dr. Touchon joined the Company in June 2019.
(6)	Dr. Dupont joined the Company in May 2020.
(7)	Mr. Koppikar joined the Company in June 2018.
(8)	Dr. Yarema joined the Company in February 2020.

Grants of Plan-Based Awards

The following table provides information regarding grants of plan-based awards to our named executive officers for the fiscal year ended December 31, 2020:

Name		Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
	Award Type		Threshold ($)	Target ($)	Maximum ($)	Target ($)	Maximum ($)
(a)		(b)	(c)	(d)	(e)			(i)	(j)	(k)	(l)
Pascal Touchon, D.V.M.	Annual Grant	3/1/2020						150,000	242,000	12.15	3,781,708
	PSU(3)	3/1/2020				85,000	100,300		413,100
	Annual Cash			422,232	(1)

Jakob Dupont, M.D.	New Hire Grant	5/14/2020						46,250	277,500	9.58	2,200,372
	PSU(3)	9/18/2020				15,150	19,695		---
	Annual Cash			140,192	(2)

Utpal Koppikar	Annual Grant	3/1/2020						36,875	73,750	12.15	1,045,104
	Retention Grant	3/1/2020						30,000			364,500
	PSU(3)	3/1/2020				15,000	17,700		72,900
	Annual Cash			182,917	(2)

Joseph Newell	Annual Grant	3/1/2020						26,500	53,000	12.15	751,058
	Retention Grant	3/1/2020						40,000			486,000
	PSU(3)	3/1/2020				25,250	29,795		122,715
	Promotion Grant	3/1/2020						8,500	17,000	12.15	240,905
	Annual Cash			198,959	(2)

Kristin Yarema, Ph.D.	New Hire Grant	2/18/2020							110,000	14.56	1,067,484
	New Hire Grant	3/1/2020						55,000			668,250
	PSU(3)	9/18/2020				9,000	11,700		---
	Annual Cash			144,739	(2)

(1)	100% of our Chief Executive Officer’s bonus is linked to corporate performance, which is not capped.
(2)	85% of this named executive officer’s bonus is linked to corporate performance, which is not capped, and 15% is linked to individual performance, which is capped at 125% of the target amount.

(3)

The share amounts reported represent the target and maximum number of shares to be issued upon the vesting of these PSUs. The number of PSUs that actually vest upon completion of a milestone is also contingent on the timing of when the applicable milestone is met and is scaled such that a larger percentage of PSUs vest on the earlier achievement of such milestone.  The vesting of such PSU awards is based on the completion of performance goals and milestones related to tab-cel, as detailed under the heading “Compensation Discussion and Analysis—PSUs.”

Outstanding Equity Awards as of December 31, 2020

The following table provides information regarding outstanding equity awards held by our named executive officers as of December 31, 2020.

			Option Awards				Stock Awards		Equity Incentive Plan Awards
Name	Grant Date	Notes	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Number of Unearned Shares, Unit or Other Rights That Have Not Vested (#)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
										Target ($)	Maximum ($)
Pascal	6/24/2019	(2)	---	---	---	---	84,375	1,656,281
Touchon,	6/24/2019	(3)	84,375	140,625	20.43	6/23/2029	---	---
D.V.M.	3/1/2020	(4)	---	---	---	---	121,875	2,392,406
	3/1/2020	(5)	45,375	196,625	12.15	2/28/2030	---	---
	3/1/2020	(11)		---	---	---	---	---	---	96,050	1,885,462
Jakob Dupont,	5/14/2020	(10)	---	---	---	---	46,250	907,888
M.D.	5/14/2020	(9)	---	277,500	9.58	5/13/2030	---	---
	9/18/2020	(12)	---	---	---	---	---	---	---	19,695	386,613
Utpal	6/7/2018	(2)	---	---	---	---	22,500	441,675
Koppikar	6/7/2018	(3)	46,875	28,125	42.30	6/6/2025	---	---
	2/6/2019	(6)	---	---	---	---	12,797	251,205
	2/6/2019	(5)	15,641	18,484	38.47	2/5/2029	---	---
	3/26/2019	(7)	---	---	---	---	5,000	98,150
	3/1/2020	(5)	13,828	59,922	12.15	2/28/2030	---	---
	3/1/2020	(4)	---	---	---	---	54,338	1,066,655
	3/1/2020	(11)	---	---	---	---	---	---	---	16,950	332,729
Joseph Newell	4/3/2017	(8)	---	---	---	---	1,875	36,806
	4/3/2017	(9)	57,500	7,500	20.40	4/2/2024	---	---
	2/6/2018	(6)	---	---	---	---	12,500	245,375
	2/6/2018	(5)	35,417	14,583	35.80	2/5/2025	---	---
	2/6/2019	(6)	---	---	---	---	13,125	257,644
	2/6/2019	(5)	16,042	18,958	38.47	2/5/2029	---	---
	3/26/2019	(7)	---	---	---	---	7,500	147,225
	3/1/2020	(5)	6,125	56,875	12.15	2/28/2030	---	---
	3/1/2020	(4)	---	---	---	---	60,939	1,196,233
	3/1/2020	(11)	---	---	---	---	---	---	---	28,532	560,083
Kristin	2/18/2020	(3)	---	110,000	14.56	2/17/2030	---	---
Yarema, Ph.D.	3/1/2020	(10)	---	---	---	---	55,000	1,079,650
	9/18/2020	(12)	---	---	---	---	---	---	---	11,700	229,671

(1)	Amounts reflect the value of RSUs, each with respect to one share of our common stock, as of December 31, 2020.
(2)

Represents RSUs issued as an inducement grant under Nasdaq Listing Rule 5635(c)(4) pursuant to our 2018 Inducement Plan (the “Inducement Plan”). 25% of the shares subject to the RSUs vest upon completion of one year of service, and on the same day for each year thereafter, subject to continuous service.

(3)

Represents options issued as an inducement grant under Nasdaq Listing Rule 5635(c)(4) pursuant to the Inducement Plan. 25% of the shares subject to the options vest upon completion of one year of service, and thereafter, an additional 1/48th of the total number of shares underlying the options vest each month, subject to continuous service RSUs.

(4)

Represents RSUs issued under the 2014 Equity Incentive Plan (the “2014 EIP”). Approximately 1/16th of the total number of shares underlying the RSUs vest on specific dates that approximately quarterly vesting from the grant date, subject to continuous service.

(5)	Represents options issued under the 2014 EIP. 1/48th of the total number shares underlying the options vest each month measured from the grant date, subject to continuous service.

(6)	Represents RSUs issued under the 2014 EIP. 25% of the total number of shares underlying the RSUs vest annually measured from the grant date, subject to continuous service.
(7)	Represents RSUs issued under the 2014 EIP. 50% of the total number of shares underlying the RSUs vest annually measured from the grant date, subject to continuous service.
(8)

Represents RSUs issued under the 2014 EIP. 25% of the total number shares underlying the RSUs vest upon completion of one year of service, and thereafter, an additional 25% of the total number of shares underlying the RSUs vest on the same day for each year thereafter, subject to continuous service.

(9)

Represents options issued under the 2014 EIP. 25% of the shares underlying the options vest upon completion of one year of service, and thereafter, an additional 1/48th of the total number of shares underlying the options vest each month, subject to continuous service.

(10)

Represents RSUs issued as an inducement grant under the Nasdaq Listing Rule 5635(c)(4) pursuant to the Inducement Plan. 25% of the shares subject to the RSUs vest upon completion of approximately one year of service, and thereafter, an additional approximately 1/16th of the total number of shares underlying the RSUs vest on specific dates that approximately quarterly vesting, subject to continuous service.

(11)

The share amounts reported represent the target and maximum number of shares to be issued upon the vesting of these PSUs. The number of PSUs that actually vest upon completion of a milestone is also contingent on the timing of when the applicable milestone is met and is scaled such that a larger percentage of PSUs vest on the earlier achievement of such milestone.  The vesting of such PSU awards is based on the completion of performance goals and milestones related to tab-cel, as detailed under the heading “Compensation Discussion and Analysis—PSUs.”

(12)

The share amounts reported represent the target and maximum number of shares to be issued upon the vesting of these PSUs. The vesting of such PSU awards is based on the receipt of FDA marketing approval for tab-cel, as detailed under the heading “Compensation Discussion and Analysis – PSUs”.

Option Exercises and Stock Vested

The following table sets forth certain information concerning the option awards exercised and stock awards vested for our named executive officers in 2020.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Pascal Touchon, D.V.M.	---	---	83,824	1,139,855
Jakob Dupont, M.D.	---	---	---	---
Utpal Koppikar	---	---	33,053	403,598
Joseph Newell	7,000	60,612	34,061	440,549
Kristin Yarema, Ph.D.	---	---	---	---

(1)	Represents intrinsic value, being the number of shares exercised multiplied by the difference between the exercise price and the Nasdaq closing price of our common stock on the date of exercise.
(2)	Represents intrinsic value, being the number of shares released multiplied by the Nasdaq closing price of our common stock on the date of release.

Pension Benefits

We do not have a defined benefit plan. Our named executive officers did not participate in, or otherwise receive, any special benefits under, any pension or defined benefit retirement plan sponsored by us during 2020.

Nonqualified Deferred Compensation

During 2020, our named executive officers did not contribute to, or earn any amount with respect to, any defined contribution or other plan sponsored by us that provides for the deferral of compensation on a basis that is not tax-qualified.

Employment Contracts and Change in Control Arrangements

Pascal Touchon, D.V.M.

We entered into an executive employment agreement with Dr. Touchon in May 2019 (the “Touchon Employment Agreement”) in connection with him joining the Company as our President and Chief Executive Officer in June 2019. The Touchon Employment Agreement provided for an initial annual base salary of $615,000, a target annual bonus of up to 65% of his then current base salary, and did not pro-rate his 2019 bonus payment based on his hire date.  This agreement also provided Dr. Touchon with a relocation reimbursement of up to $100,000 for his permanent relocation to the San Francisco Bay Area.

Under the Touchon Employment Agreement and the agreements governing his equity awards, he is entitled to certain benefits in the event of a change in control, termination of employment without cause or resignation for good reason. In the event Dr. Touchon’s employment is terminated by us without cause or he resigns for good reason, in either case, unrelated to a change in control (other than as a result of his death or disability), he will be entitled to receive the following benefits:

•	Severance pay in the form of continuation of his final monthly base salary for 12 months following termination;
•	Pro rata bonus pay in an amount equal to the prorated amount of his target bonus amount for the year in which the termination of employment occurs;
•

Prior year bonus pay if termination of employment occurs prior to his receipt of an annual bonus payment for the completed calendar year that immediately precedes the calendar year of his termination of employment;

•

Either (a) subject to Dr. Touchon’s timely election for continued coverage under COBRA, reimbursement by us of his COBRA premiums for up to 12 months following his termination of employment or (b) if Dr. Touchon is not entitled to COBRA continuation coverage or if we determine that we cannot pay his COBRA premiums without potentially incurring financial costs or penalties under applicable law, payment by us to Dr. Touchon of a fully taxable cash payment equal to the applicable COBRA premiums on the first of each month for up to 12 months following his termination of employment; and

•

Vesting and exercisability of the unvested time-based equity awards shall accelerate as if Dr. Touchon had provided an additional 12 months of continued services following his employment termination date.

In addition, in the event Dr. Touchon’s employment is terminated by us without cause (other than as a result of his death or disability) at any time during the change in control period, or he resigns for good reason at any time during the change in control period, he will be entitled to receive the following payments and benefits:

•

Severance pay in an amount equal to his final annual base salary plus his final target bonus amount, multiplied by two, paid in equal installments on the Company’s regular payroll schedule over the period of 24 months following his employment termination date;

•

Prior year bonus pay if termination of employment occurs prior to his receipt of an annual bonus payment for the completed calendar year that immediately precedes the calendar year of his termination of employment;

•

Either (a) subject to Dr. Touchon’s timely election for continued coverage under COBRA, reimbursement by us of his COBRA premiums for up to 24 months following his termination of employment or (b) if Dr. Touchon is not entitled to COBRA continuation coverage or if we determine that we cannot pay his COBRA premiums without potentially incurring financial costs or penalties under applicable law, payment by us to Dr. Touchon of a fully taxable cash payment equal to the applicable COBRA premiums on the first of each month for up to 24 months following his termination of employment; and

•	Full acceleration and immediate exercisability, if applicable, of all outstanding equity awards subject to time-based vesting conditions.

In the event that Dr. Touchon’s employment is terminated by us as a result of his death or disability, he (or his heirs or estate) will be entitled to receive the following payments and benefits:

•	Pro rata bonus pay in an amount equal to the prorated amount of his target bonus amount for the year in which the termination of employment occurs; and
•

Prior year bonus pay if termination of employment occurs prior to his receipt of an annual bonus payment for the completed calendar year that immediately precedes the calendar year of his termination of employment.

The receipt of any termination-based payments or benefits by Dr. Touchon is subject to his execution and the effectiveness of a release of claims against the Company.

Pursuant to the Touchon Employment Agreement, if any payments or benefits provided to Dr. Touchon in connection with a change in control are subject to excise taxes as a result of the application of Sections 280G and 4999 of the Internal Revenue Code, such payments and benefits will be reduced so that no excise tax is payable, but only if this reduction results in a more favorable after-tax position for him.

In February 2021, the Compensation Committee approved a grant effective as of March 1, 2021 to Dr. Touchon of 117,187 RSUs, and options to purchase 176,886 shares of stock.

Jakob Dupont, M.D.

We entered into an executive employment agreement with Dr. Dupont in May 2020 (“Dupont Employment Agreement”) in connection with his joining the Company as our Executive Vice President, Head of Research and Development in May 2020. The Dupont Employment Agreement provides for an initial annual base salary of $500,000 and a target annual bonus of up to 45% of his then current base salary. In addition, Dr. Dupont was entitled to a signing and retention bonus of $130,000, paid upon the commencement of his employment, subject to clawback by the Company. The clawback right expires according to the following schedule: (a) 50% on the first anniversary of Dr. Dupont’s start date; and (b) 50% on the second anniversary of Dr. Dupont’s start date. Furthermore, Dr. Dupont is entitled a second retention bonus of $130,000, payable in 2021, subject to clawback by the Company. The clawback rights to the second retention bonus expire according to the following schedule: (a) 50% on the second anniversary of Dr. Dupont’s start date; and (b) 50% on the third anniversary of Dr. Dupont’s start date. In addition, the Dupont Employment Agreement provides a commuting allowance of $3,500 per month, during the first 24-months of his employment to support travel between Company locations.

Under the Dupont Employment Agreement and the agreements governing his equity awards, he is entitled to certain benefits in the event of a change in control, termination of employment without cause or resignation for good reason. In the event Dr. Dupont’s employment is terminated by us without cause or he resigns for good reason, in either case, unrelated to a change in control (other than as a result of his death or disability), he will be entitled to receive the following benefits:

•	Severance pay in the form of the continuation of his final annual base salary for 12 months following termination; and
•

Either (a) subject to Dr. Dupont’s timely election for continued coverage under COBRA, payment by us of his COBRA premiums for up to 12 months following his termination of employment or (b) if Dr. Dupont is not entitled to COBRA continuation coverage or if we determine that we cannot pay his COBRA premiums without potentially incurring financial costs or penalties under applicable law, payment by us to Dr. Dupont of a fully taxable cash payment equal to the applicable COBRA premiums on the first of each month for up to 12 months following his termination of employment.

In addition, in the event Dr. Dupont’s employment is terminated by us without cause (other than as a result of his death or disability) or as a result of a resignation for good reason, in either case, during the change in control period, he will be entitled to receive the following payments and benefits:

•	Severance pay in the form of a lump sum payment equal to his final annual base salary for 12 months following termination;
•

Either (a) subject to Dr. Dupont’s timely election for continued coverage under COBRA, payment by us of his COBRA premiums for up to 12 months following his termination of employment or (b) if Dr. Dupont is not entitled to COBRA continuation coverage or if we determine that we cannot pay his COBRA premiums without potentially incurring financial costs or penalties under applicable law, payment by us to Dr. Dupont of a fully taxable cash payment equal to the applicable COBRA premiums on the first of each month for up to 12 months following his termination of employment;

•	Lump sum amount equal to 100% of his target annual bonus for the year in which the termination date occurs; and
•	Full acceleration and immediate exercisability, if applicable, of all outstanding equity awards subject to time-based vesting conditions.

The receipt of any termination-based payments or benefits by Dr. Dupont is subject to his execution and the effectiveness of a release of claims against the Company.

Pursuant to the Dupont Employment Agreement, if any payments or benefits provided to Dr. Dupont in connection with a change in control are subject to excise taxes as a result of the application of Sections 280G and 4999 of the Internal Revenue Code, such payments and benefits will be reduced so that no excise tax is payable, but only if this reduction results in a more favorable after-tax position for him.

In April 2020, the Compensation Committee approved a new hire grant effective as of May 14, 2020 to Dr. Dupont of 46,250 RSUs, and options to purchase 277,500 shares of stock.

In February 2021, the Compensation Committee approved a grant effective as of March 1, 2021 to Dr. Dupont of 53,879 RSUs, and options to purchase 81,327 shares of stock.

Utpal Koppikar

We entered into an executive employment agreement with Mr. Koppikar, our Senior Vice President, Chief Financial Officer, in May 2018 in connection with his joining the Company in June 2018.  In November 2020, we amended and restated Mr. Koppikar’s executive employment agreement in a form consistent with our form of executive employment agreement previously filed with the SEC (the “Amended Koppikar Employment Agreement”). The Amended Koppikar Employment Agreement provided for an initial annual base salary of $457,500 and a target annual bonus of up to 40% of his then current base salary.

Under the Amended Koppikar Employment Agreement and the agreements governing his equity awards, he is entitled to certain benefits in the event of a change in control, termination of employment without cause or resignation for good reason. In the event Mr. Koppikar’s employment is terminated by us without cause or he resigns for good reason, in either case, unrelated to a change in control (other than as a result of his death or disability), he will be entitled to receive the following benefits:

•	Severance pay in the form of the continuation of his final annual base salary for 12 months following termination; and
•

Either (a) subject to Mr. Koppikar’s timely election for continued coverage under COBRA, payment by us of his COBRA premiums for up to 12 months following his termination of employment or (b) if Mr. Koppikar is not entitled to COBRA continuation coverage or if we determine that we cannot pay his COBRA premiums without potentially incurring financial costs or penalties under applicable law, payment by us to Mr. Koppikar of a fully taxable cash payment equal to the applicable COBRA premiums on the first of each month for up to 12 months following his termination of employment.

In addition, in the event Mr. Koppikar’s employment is terminated by us without cause (other than as a result of his death or disability) or as a result of a resignation for good reason, in either case, during the change in control period, he will be entitled to receive the following payments and benefits:

•	Severance pay in the form of a lump sum payment equal to 12 months of his final annual base salary;
•

Either (a) subject to Mr. Koppikar’s timely election for continued coverage under COBRA, payment by us of his COBRA premiums for up to 12 months following his termination of employment or (b) if Mr. Koppikar is not entitled to COBRA continuation coverage or if we determine that we cannot pay his COBRA premiums without potentially incurring financial costs or penalties under applicable law, payment by us to Mr. Koppikar of a fully taxable cash payment equal to the applicable COBRA premiums on the first of each month for up to 12 months following his termination of employment;

•	Lump sum amount equal to 100% of his target annual bonus for the year in which the termination date occurs; and
•	Full acceleration and immediate exercisability, if applicable, of all outstanding equity awards subject to time-based vesting conditions.

The receipt of any termination-based payments or benefits by Mr. Koppikar is subject to his execution and the effectiveness of a release of claims against the Company.

Pursuant to the Amended Koppikar Employment Agreement, if any payments or benefits provided to Mr. Koppikar in connection with a change in control are subject to excise taxes as a result of the application of Sections 280G and 4999 of the Internal Revenue Code, such payments and benefits will be reduced so that no excise tax is payable, but only if this reduction results in a more favorable after-tax position for him.

In February 2021, the Compensation Committee approved a grant effective as of March 1, 2021 to Mr. Koppikar of 45,258 RSUs, and options to purchase 68,314 shares of stock.

Joseph Newell

We entered into an executive employment agreement with Mr. Newell in March 2017 in connection with his joining the Company as our Executive Vice President, Chief Technical Operations Officer in April 2017. Mr. Newell was promoted to Executive Vice President, Chief Operations Officer in March 2020.  In November 2020, we amended and restated Mr. Newell’s executive employment agreement in a form consistent with our form of executive employment agreement previously filed with the SEC (the “Amended Newell Employment Agreement”). The Amended Newell Employment Agreement provided for an initial annual base salary of $450,000 and a target annual bonus of up to 45% of his then current base salary.

Under the Amended Newell Employment Agreement and the agreements governing his equity awards, he is entitled to certain benefits in the event of a change in control, termination of employment without cause or resignation for good reason.  In the event Mr. Newell’s employment is terminated by us without cause or he resigns for good reason, in either case, unrelated to a change in control (other than as a result of his death or disability), he will be entitled to receive the following benefits:

•	Severance pay in the form of the continuation of his final annual base salary for 12 months following termination; and
•

Either (a) subject to Mr. Newell’s timely election for continued coverage under COBRA, payment by us of his COBRA premiums for up to 12 months following his termination of employment or (b) if Mr. Newell is not entitled to COBRA continuation coverage or if we determine that we cannot pay his COBRA premiums without potentially incurring financial costs or penalties under applicable law, payment by us to Mr. Newell of a fully taxable cash payment equal to the applicable COBRA premiums on the first of each month for up to 12 months following his termination of employment.

In addition, in the event Mr. Newell’s employment is terminated by us without cause (other than as a result of his death or disability) or as a result of a resignation for good reason, in either case, during the change in control period, he will be entitled to receive the following payments and benefits:

•	Severance pay in the form of a lump sum payment equal to his final annual base salary for 12 months following termination;
•

Either (a) subject to Mr. Newell’s timely election for continued coverage under COBRA, payment by us of his COBRA premiums for up to 12 months following his termination of employment or (b) if Mr. Newell is not entitled to COBRA continuation coverage or if we determine that we cannot pay his COBRA premiums without potentially incurring financial costs or penalties under applicable law, payment by us to Mr. Newell of a fully taxable cash payment equal to the applicable COBRA premiums on the first of each month for up to 12 months following his termination of employment;

•	Lump sum amount equal to 100% of his target annual bonus for the year in which the termination date occurs; and
•	Full acceleration and immediate exercisability, if applicable, of all outstanding equity awards subject to time-based vesting conditions.

The receipt of any termination-based payments or benefits by Mr. Newell is subject to his execution and the effectiveness of a release of claims against the Company.

Pursuant to the Amended Newell Employment Agreement, if any payments or benefits provided to Mr. Newell in connection with a change in control are subject to excise taxes as a result of the application of Sections 280G and 4999 of the Internal Revenue Code, such payments and benefits will be reduced so that no excise tax is payable, but only if this reduction results in a more favorable after-tax position for him.

In February 2021, the Compensation Committee approved a grant effective as of March 1, 2021 to Mr. Newell of 37,715 RSUs, and options to purchase 56,929 shares of stock.

Kristin Yarema, Ph.D.

We entered into an executive employment agreement with Dr. Yarema in January 2020 in connection with her joining the Company as our Senior Vice President, Chief Commercial Officer in February 2020 (the “Yarema Employment Agreement”). The employment agreement provides for an initial annual base salary of $420,000 and a target annual bonus of up to 40% of her then current base salary. In addition, Dr. Yarema was entitled to a signing and retention bonus of $175,000, paid upon the commencement of her employment, subject to clawback by the Company.  The clawback right expires according to the following schedule: (a) 50% on the first anniversary of Dr. Yarema’s start date; and (b) 50% on the second anniversary of Dr.

Yarema’s start date. Furthermore, Dr. Yarema was entitled to a second retention bonus of $75,000, which was paid in 2021, subject to clawback by the Company.  The clawback rights to the second retention bonus expire according to the following schedule: (a) 50% on the second anniversary of Dr. Yarema’s start date; and (b) 50% on the third anniversary of Dr. Yarema’s start date.

Under the Yarema Employment Agreement and the agreements governing her equity awards, she is entitled to certain benefits in the event of a change in control, termination of employment without cause or resignation for good reason.  In the event Dr. Yarema’s employment is terminated by us without cause or she resigns for good reason, in either case, unrelated to a change in control (other than as a result of her death or disability), she will be entitled to receive the following benefits:

•	Severance pay in the form of the continuation of her final annual base salary for 12 months following termination; and
•

Either (a) subject to Dr. Yarema’s timely election for continued coverage under COBRA, payment by us of her COBRA premiums for up to 12 months following her termination of employment or (b) if Dr Yarema is not entitled to COBRA continuation coverage or if we determine that we cannot pay her COBRA premiums without potentially incurring financial costs or penalties under applicable law, payment by us to Dr. Yarema of a fully taxable cash payment equal to the applicable COBRA premiums on the first of each month for up to 12 months following her termination of employment.

In addition, in the event Dr. Yarema’s employment is terminated by us without cause (other than as a result of her death or disability) or as a result of a resignation for good reason, in either case, during the change in control period, she will be entitled to receive the following payments and benefits:

•	Severance pay in the form of a lump sum payment equal to her final annual base salary for 12 months following termination;
•

Either (a) subject to Dr. Yarema’s timely election for continued coverage under COBRA, payment by us of her COBRA premiums for up to 12 months following her termination of employment or (b) if Dr. Yarema is not entitled to COBRA continuation coverage or if we determine that we cannot pay her COBRA premiums without potentially incurring financial costs or penalties under applicable law, payment by us to Dr. Yarema of a fully taxable cash payment equal to the applicable COBRA premiums on the first of each month for up to 12 months following her termination of employment;

•	Lump sum amount equal to 100% of her target annual bonus for the year in which the termination date occurs; and
•	Full acceleration and immediate exercisability, if applicable, of all outstanding equity awards subject to time-based vesting conditions.

The receipt of any termination-based payments or benefits by Dr. Yarema is subject to her execution and the effectiveness of a release of claims against the Company.

Pursuant the Yarema Employment Agreement, if any payments or benefits provided to Dr. Yarema in connection with a change in control are subject to excise taxes as a result of the application of Sections 280G and 4999 of the Internal Revenue Code, such payments and benefits will be reduced so that no excise tax is payable, but only if this reduction results in a more favorable after-tax position for him.

In February 2021, the Compensation Committee approved a grant effective as of March 1, 2021 to Dr. Yarema of 35,021 RSUs, and options to purchase 52,862 shares of stock.

Potential Payments Upon Termination or Change of Control

The amount of compensation and benefits payable to each named executive officer in various termination and change in control situations has been estimated in the tables below. The value of the option and RSU vesting accelerations was calculated for each of the tables below on the assumption that the change in control and executive’s employment termination occurred on December 31, 2020. The closing price of our common stock on December 31, 2020 was $19.63, which was used as the value of our common stock in the change in control calculations. The value of the option vesting acceleration was calculated by multiplying the number of unvested option shares subject to vesting acceleration as of December 31, 2020 by the difference between the closing price of our common stock as of December 31, 2020 and the exercise price. No value is attributed to unvested options subject to acceleration which have exercise prices above the closing market price of our common stock on December 31, 2020. The value of RSUs was calculated by multiplying the number of unvested RSUs subject to vesting acceleration as of December 31, 2020 by the closing price of our common stock on December 31, 2020.

Name	Termination by Company without Cause or resignation for Good Reason not in Change in Control period ($) (1)	Termination by Company without Cause or resignation for Good Reason during a Change in Control period ($)	Termination by Company on Death or Disability ($)	Termination by Company for Cause or resignation without Good Reason ($)
Pascal Touchon, D.V.M.
Base salary continuation	650,000	1,300,000	---	---
Bonus continuation	---	845,000	---	---
Lump sum bonus payment	422,500	---	422,500	---
COBRA premiums	9,058	18,116	---	---
Accelerated vesting of equity awards	2,107,996	5,519,443	---	---

Jakob Dupont, M.D.
Base salary continuation	500,000	500,000	---	---
Lump sum bonus payment	---	225,000	---	---
COBRA premiums	28,585	28,585	---	---
Accelerated vesting of equity awards	---	3,696,763	---	---

Utpal Koppikar
Base salary continuation	457,500	457,500	---	---
Lump sum bonus payment	---	183,000	---	---
COBRA premiums	25,690	25,690	---	---
Accelerated vesting of equity awards	---	2,305,901	---	---
Joseph Newell
Base salary continuation	450,000	450,000	---	---
Lump sum bonus payment	---	202,500	---	---
COBRA premiums	28,585	28,585	---	---
Accelerated vesting of equity awards	---	2,308,708	---	---

Kristin Yarema, Ph.D.
Base salary continuation	420,000	420,000	---	---
Lump sum bonus payment	---	168,000	---	---
COBRA premiums	28,585	28,585	---	---
Accelerated vesting of equity awards	---	1,637,350	---	---

(1)	The change in control period shall mean the time period commencing three months before the effective date of a change in control and ending 12 months after said effective date.

Non-Employee Director Compensation

The following table sets forth information regarding compensation earned by or paid to our non-employee directors during 2020.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)
Roy Baynes, M.D., Ph.D.	52,500	84,320	166,725	303,545
Eric L. Dobmeier	70,000	83,320	166,725	321,045
Matthew K. Fust	70,000	84,320	166,725	321,045
Carol Gallagher, Pharm.D.	72,500	84,320	166,725	323,545
William K. Heiden	55,000	84,320	166,725	306,045
Ronald C. Renaud, Jr.	59,403	---	400,722	460,125
Maria Grazia Roncarolo, M.D.	28,625	---	400,078	428,703
Beth Seidenberg, M.D.	55,000	84,320	166,725	306,045

(1)	The amounts in this column reflect the aggregate fair value of RSUs awarded during the year, computed at the measurement date in accordance with FASB ASC Topic 718.
(2)

Amounts reported as the dollar value of stock option awards do not reflect compensation actually received by the named directors. Instead, the amount reported is the grant date fair value calculated under FASB ASC Topic 718. Pursuant to SEC rules, the amounts shown assume that there will be no service-based forfeitures of awards. Assumptions used in the calculation of these amounts are included in the notes to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2020.

Our non-employee director compensation policy, pursuant to which we compensate our non-employee directors with a combination of cash and equity, is intended to be fair and competitive to account for the time and effort required of a director of the Company. The annual cash compensation contained in this policy, set forth below, is payable in equal quarterly installments, in arrears following the end of each quarter in which the service occurred, pro-rated for any partial months of service. The Compensation Committee reviews pay levels for non-employee directors regularly with assistance from Radford, who prepares a comprehensive assessment of our non-employee director compensation program. That assessment includes benchmarking of director compensation against the same peer group used for executive compensation purposes and an update on recent trends in director compensation. Following that review, the Compensation Committee approved changes to the equity compensation in the non-employee director compensation policy for 2021.  Our director compensation is set forth below:

•	Annual Board Service Retainer:

All Directors other than Lead Director or Chair of the Board: $45,000

Lead Director: $75,000

Chair of the Board: $85,000

•	Annual Committee Service Retainer (Chair):

Chair of the Audit Committee: $20,000

Chair of the Compensation Committee: $15,000

Chair of the Nominating and Corporate Governance Committee: $10,000

•	Annual Committee Service Retainer (Non-Chair):

Audit Committee: $10,000

Compensation Committee: $7,500

Nominating and Corporate Governance Committee: $5,000

Research and Development Committee: $5,000

We have reimbursed, and under this policy will continue to reimburse, our non-employee directors for their travel, lodging and other reasonable expenses incurred in attending meetings of our Board and committees of our Board.

The non-employee director compensation policy also provides for equity compensation to each non-employee director as follows:

•

Initial Grant: At the time they join our Board, each new non-employee director will receive an initial stock option grant with a grant date fair value of $450,000, rounded to the nearest 500 shares, vesting annually over three years.

•

Annual Grant: Each non-employee director will receive an annual grant of equity awards in the form of stock options and RSUs at a 1:1 stock-option-to-RSU ratio calculated on the basis of such equity awards together having an aggregate grant date fair value of $300,000, rounded to the nearest 500 shares, vesting in full on the date of the next annual meeting of stockholders, subject to continued service.

All options granted to our non-employee directors under the policy will vest in full upon the completion of a change in control. Grant date option value is determined using the same method we use to calculate the grant date fair value of stock options in our financial statements.

Equity Compensation Plan Information

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2020.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options and RSUs	Weighted-Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(1)
Equity Compensation Plans Approved by Stockholders(2)	10,780,881	$23.01	3,715,028
Equity Compensation Plans Not Approved by Stockholders(3)	900,625	21.52	1,734,211
Total	11,681,506	$22.89	5,449,239

(1)	Excludes outstanding securities included in the column labeled ‘Number of Securities to be Issued upon Exercise of Outstanding Options and RSUs.
(2)	Includes securities issuable under our 2014 EIP and our 2014 Employee Stock Purchase Plan (the “2014 ESPP”).
(3)

Includes securities issuable pursuant to Nasdaq Listing Rule 5635(c)(4) and pursuant to our Inducement Plan.  The Inducement Plan provides for the grant of equity awards to individuals who were not previously employees or directors of the Company, other than following a bona fide period of non-employment. All equity awards under the Inducement Plan are intended to meet the standards of Nasdaq Listing Rule 5635(c)(4). The terms and conditions of the Inducement Plan and the equity awards to be granted thereunder are substantially similar to the 2014 EIP.

TRANSACTIONS WITH RELATED PERSONS AND INDEMNIFICATION

Policies and Procedures for Transactions with Related Persons

We have adopted a policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock, any members of the immediate family of any of the foregoing persons and any firm, corporation or other entity in which any of the foregoing persons is an executive partner or principal or which such person has a 5% or greater beneficial ownership interest (each a “Related Person”), are not permitted to enter into a Related Person transaction with us without the prior consent of the Audit Committee. Any request for us to enter into a transaction with a Related Person, in which the amount involved exceeds $120,000 and such person would have a direct or indirect interest, must first be presented to the Audit Committee for review, consideration and approval. In approving or rejecting any such proposal, the Audit Committee is to consider the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the Related Person’s interest in the transaction.

Certain Related-Person Transactions

Since January 1, 2020, we have not entered into any transactions, nor are any such transactions currently proposed, to which we were a party and in which the amount involved exceeded $120,000, and in which Related Person had or will have a direct or indirect material interest, other than compensation arrangements which are described under “Executive Compensation” and “Non-Employee Director Compensation.”

Indemnification Agreements

We have entered into indemnity agreements with our directors and officers that provide, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for all reasonable expenses and liabilities incurred with any action or proceeding brought against them by reason of the fact that they are serving in such capacity, and otherwise to the fullest extent permitted under Delaware law and our Bylaws.

Merck Relationship

In April 2017, we entered into an agreement with Merck Sharp & Dohme (known as MSD outside of the U.S. and Canada) to provide drug supply for a study to be sponsored and conducted by us to evaluate our tab-cel® product candidate in combination with Merck’s anti-PD-1 (programmed death receptor-1) therapy, KEYTRUDA® (pembrolizumab), in patients with platinum-resistant or recurrent Epstein-Barr virus-associated nasopharyngeal carcinoma. The Phase 1/2 study achieved its safety endpoints and stable disease in some patients and some patients are still receiving treatment in the study. Dr. Baynes, who joined our Board in September 2018, is Senior Vice President Global Clinical Development and Chief Medical Officer at Merck Research Laboratories, which is an affiliate of Merck Sharp & Dohme.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are Atara stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or Atara. Direct your written request to Atara Biotherapeutics, Inc., Investor Relations, 611 Gateway Blvd., Suite 900, South San Francisco, CA 94080 or contact Investor Relations at 650-278-8930. In addition, Atara will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Notice of Internet Availability of Proxy Materials or the full set of proxy materials, as applicable, to a stockholder at a shared address to which a single copy of the documents was delivered. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Pascal Touchon

Pascal Touchon, D.V.M.

President and Chief Executive Officer

April 22, 2021

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 is available without charge upon written request to: Secretary, Atara Biotherapeutics, Inc., 611 Gateway Blvd., Suite 900, South San Francisco, CA 94080.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY D47727-P55168 ! ! ! For All Withhold All For All Except For Against Abstain ! ! ! ! ! ! To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. ATARA BIOTHERAPEUTICS, INC. 611 GATEWAY BLVD., SUITE 900 SOUTH SAN FRANCISCO, CA 94080 The Board of Directors recommends you vote FOR the following proposal: The Board of Directors recommends you vote FOR the following proposal: Nominees: 01) Eric L. Dobmeier 02) William K. Heiden 03) Beth Seidenberg, M.D. 2. To approve, on an advisory basis, the compensation of the Company's named executive officers, as disclosed in the Proxy Statement. 3. To ratify the selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2021. NOTE: Such other matters that may properly come before the meeting or any adjournment or postponement thereof will be voted on by the proxy holders in their discretion. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. 1. Election of Directors ATARA BIOTHERAPEUTICS, INC. The Board of Directors recommends you vote FOR the following: For Against Abstain VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 7, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 7, 2021. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

D47728-P55168 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. ATARA BIOTHERAPEUTICS, INC. Annual Meeting of Stockholders June 8, 2021 9:00 AM This proxy is solicited by the Board of Directors The stockholders hereby appoint Pascal Touchon and Utpal Koppikar, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ATARA BIOTHERAPEUTICS, INC. that the stockholders are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, PDT on June 8, 2021 at 2430 Conejo Spectrum Street, Thousand Oaks, CA 91320, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR all nominees listed in Proposal 1, FOR Proposals 2 and 3, as more specifically described in the proxy statement, and in the discretion of the proxy holders upon any other business as may properly come before the Annual Meeting of Stockholders or any adjournment or postponement thereof. Continued and to be signed on reverse side